Exhibit 10.6.1

EXECUTION COPY

NEWSTAR FINANCIAL, INC.

$100,000,000

MULTIPLE DRAW EXTENDIBLE SENIOR SECURED NOTES

DUE MARCH 11, 2008

NOTE AGREEMENT

DATED AS OF MARCH 11, 2005

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		Page
12.17	Waiver of Right to Trial by Jury and Other Rights	76

12.18	Time of the Essence	76

12.19	ENTIRE AGREEMENT	76

12.20	Additional Purchasers	77

v

SCHEDULES

5.06	Litigation
5.11(a)	Legal names, Federal Taxpayer Identification Numbers, States of Formation and Mailing Addresses for the Note Parties
5.11(b)	Mergers, etc.; Subsidiaries; Other Equity Investments
5.19(a)	Capitalization
5.20	Brokers and Financial Advisors
6.10	Deposit Accounts
6.11	Securities Accounts
7.01(a)(ii)	Existing Indebtedness
7.02(b)	Existing Liens
9.01	Excluded Collateral
12.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Note
B	Form of Notice of Sale
C	Form of Offering Notice
D	Form of Notice of Extension
E	Form of Subsidiary Guaranty
F	Form of Assignment and Assumption
G	Form of Financing Statement
H	Filing Offices
I	Form of Compliance Certificate
J	Form of Restricted Payments Officer’s Certificate

NOTE AGREEMENT

This NOTE AGREEMENT (this “Agreement”) is entered into as of March 11, 2005, by and among NEWSTAR FINANCIAL, INC., a Delaware corporation (the “Company”), FORTRESS CREDIT CORP., as Initial Purchaser (in such capacity, the “Initial Purchaser”), each Additional Purchaser (as hereinafter defined) from time to time party hereto as provided herein (together with the Initial Purchaser, the “Purchasers”), each other Holder (as hereinafter defined) from time to time party hereto as provided herein, and FORTRESS CREDIT CORP., as Administrative Agent (as hereinafter defined).

WHEREAS (i) the Company desires to issue, in one or more issuances, up to $100,000,000 in aggregate face amount of its Multiple Draw Extendible Senior Secured Notes due March 11, 2008, in the form attached hereto as Exhibit A with appropriate insertions (together with any such notes issued in substitution or replacement therefor as provided herein, the “Notes”), (ii) the Initial Purchaser has agreed to purchase one or more Notes in an aggregate face amount not to exceed the Initial Purchaser’s Commitment (as hereinafter defined), and (iii) each Purchaser may elect to purchase one or more additional Notes, in each case on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Actual/360 Basis” means on the basis of a 360-day year and charged on the basis of actual days elapsed for any period for which interest is calculated.

“Additional Purchaser” means an Eligible Holder that delivers an Additional Purchaser’s Commitment and becomes a party to this Agreement in the manner provided in Section 12.20.

“Additional Purchaser’s Commitment” means, collectively, the irrevocable obligation of each Additional Purchaser to purchase Notes (whether in a single purchase or multiple purchases), in each case in an aggregate face amount not to exceed an amount to be agreed between the Company, the applicable Additional Purchaser and the Administrative Agent and which shall be evidenced by such Additional Purchaser’s acceptance of an Offering Notice or pursuant to documentation in form and substance acceptable to the Company and the Administrative Agent.

“Administrative Agent” means Fortress Credit Corp., in its capacity as contractual representative of the Holders to the extent and in the manner provided in Article XI, or any successor in such capacity appointed pursuant to Section 11.09.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02, or such other address or account as the Administrative Agent may from time to time notify the Company, any Additional Purchaser and the Holders.

“Affiliate” means, with respect to any Person, (i) any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, including any Person that is a manager, director or officer of, general partner in, or trustee of, the specified Person, or (ii) any Person who, directly or indirectly, is the legal or beneficial owner of or Controls 10% or more of any class of Capital Stock of the specified Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Administrative Agent and such Affiliates.

“Agreement” means this Note Agreement.

“Applicable Margin” means 7.00%; provided that, in the event the Company Incurs any Senior Secured Debt after the Closing Date (including the sale of any Notes) and, after giving effect to such Incurrence, the Total Leverage Ratio exceeds 6.00:1.00, the Applicable Margin shall increase to 8.00% for the period from the date of such Incurrence until such subsequent date, if any, on which the Total Leverage Ratio is equal to or less than 6.00:1.00.

“Asset Sale Offer” has the meaning specified in Section 2.02(c)(i).

“Asset Sale Offer Amount” has the meaning specified in Section 2.02(c)(i).

“Asset Sale Offer Payment Date” has the meaning specified in Section 2.02(c)(ii).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form attached hereto as Exhibit F.

“Attorney Costs” means and includes, subject to any limits with respect thereto, all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external counsel.

“Availability Period” means (i) in the case of the Initial Purchaser, the period from and including the Closing Date to the third anniversary of the Closing Date and (ii) in the case of each Additional Purchaser, the period from and including the effective date of such Additional Purchaser’s Commitment to the third anniversary of the Closing Date.

“Bankruptcy Code” means title II, United States Code.

“Business” means any financial services, including (i) the making, holding and trading of direct or indirect investments, loans and other extensions of credit, (ii) finance leasing, (iii) the purchase, sale and brokerage of securities, shares and commodities, (iv) issuing shares, securities and investment units, (v) buying and selling commodities, in each case as conducted by the Company and its Subsidiaries from time to time and (vi) any other business involving the origination, management or servicing of loans or credit-related investment products that is not otherwise specifically mentioned in the foregoing clauses (i) through (v).

“Business Day” means any day which is not a Saturday or Sunday or a legal holiday and on which banks are not required or permitted by law or other governmental action to close (i) in New York, New York, and (ii) in the case of a Business Day which relates to the LIBO Rate, in London, England.

“Call Premium Percentage” means, with respect to any Note to be redeemed in accordance with Section 2.02(a)(i)(B), an amount equal to (i) in the case of any such redemption made during the period commencing on the Closing Date and ending on the Business Day immediately preceding the second anniversary of the Closing Date, 103%, (ii) in the case of any such redemption made during the period commencing on the second anniversary of the Closing Date and ending on the Business Day immediately preceding the third anniversary of the Closing Date, 102% and (iii) in the case of any such redemption made at any time on or after the third anniversary of the Closing Date, 100%.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in accordance with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting, and any warrant or other option to purchase any of the above.

“CapZ” means Capital Z Financial Services Fund II, L.P., Capital Z Financial Services Private Fund II, L.P. and their Permitted Transferees.

“Cash” means Money or a credit balance in a Deposit Account.

“Cash Equivalents” means, as of any date of determination (i) marketable securities issued or fully guaranteed or insured by the United States federal government or any agency thereof, (ii) certificates of deposit, eurodollar time deposits, overnight bank deposits and bankers’ acceptances of any commercial bank organized under the laws of the United States, any state thereof, the District of Columbia, any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A 1” by Standard & Poor’s Ratings Group (“S&P”) or “P-1” by Moody’s Investors Service, Inc. (“Moody’s”), (iii) commercial paper of an issuer rated at least “A 1” by S&P or “P 1” by Moody’s and (d) shares of any money market fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii) and (iii) above, (b) has net assets whose Dollar equivalent exceeds $500,000,000 and (c) is rated at least “A-1” by S&P or “P 1” by Moody’s.

“CDOs” means securitized interests in a pool of assets consisting of loans or other debt instruments, which interests are commonly referred to as “collateralized debt obligations”.

“CDO Subsidiary” means a Subsidiary that is engaged as its sole business in issuing CDOs.

“Change of Control” means any Disposition by either CapZ or JPM Corsair Partners at any time prior to the third anniversary of the Closing Date resulting in both CapZ and JPM Corsair Partners each owning less than 50% of their respective shares of Series A Preferred as set forth on Schedule 5.19(a) attached hereto; provided that, for purposes of this definition, Series A Preferred shall be deemed to include any Common Stock into which shares of Series A Preferred may from time to time be converted.

“Change of Control Offer” has the meaning specified in Section 2.02(b)(i).

“Change of Control Payment Date” has the meaning specified in Section 2.02(b)(ii).

“CLOs” means securitized interests in a pool of loans, which interests are commonly referred to as “collateralized loan obligations”.

“Closing Date” means the first date all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“CLO Subsidiary” means a Subsidiary that is engaged as its sole business in issuing CLOs.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all (i) Capital Stock owned by the Company in (a) any Subsidiary that is an Investment Vehicle or (b) any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, (ii) Capital Stock owned by the Company in any Person, other than a Subsidiary, that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, (iii) Deposit Accounts of the Company, (iv) Securities Accounts of the Company, (v) rights of the Company under any interest bearing loan, security or advance made or purchased by, or otherwise invested in by, the Company to or in any Person other than a Subsidiary, and (vi) products and Proceeds of the foregoing, in each case whether now owned or hereafter acquired; provided that the term Collateral shall not include (a) any of the foregoing, or any portion thereof, that is subject to a Lien securing any Indebtedness of the Company that is not prohibited hereunder or (b) any of the Excluded Collateral.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (i) Eligible Collateral Value to (ii) Total Outstandings.

“Collateral Revenues” means, with respect to any Collateral, all interest, income, dividends, distributions, rents, revenues, profits and earnings thereon or other monies or revenues derived therefrom, including all moneys which may become payable or received under any policy insuring the Collateral or otherwise required to be maintained under the Note Documents (including any return of unearned premiums.)

“Committed Purchaser” means each Purchaser having a Commitment.

“Commitment” means (i) in the case of the Initial Purchaser, the Initial Purchaser’s Commitment and (ii) in the case of each Additional Purchaser, such Additional Purchaser’s Additional Purchaser’s Commitment.

“Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” has the meaning specified in Section 6.02(a).

“Conflict” or “Conflicting” means, with respect to any Contractual Obligation, Organizational Document, Requirement of Law, Consent or Other Action or any other item, any conflict with, breach of or default under, or any triggering of any remedial rights, benefits, or obligations under or in connection with, the terms of such item.

“Consent(s) and/or Other Action” means any consent, authorization, Judgment, directive, approval, license, certificate, registration, permit, exemption, filing, notice, declaration or other action by, with or to any Person.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in accordance with GAAP.

“Consolidated Net Worth” means, as to any Person as of any date of determination, the amount which would be included under stockholders’ equity on a consolidated balance sheet of such Person determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party’s obtaining “control” of such collateral within the meaning of the UCC.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(a) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(b) Liens of landlords arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law created in the ordinary course of business for amounts not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

(c) deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds;

(d) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(e) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property; and

(f) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business other than through a Capital Lease.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, as of any date of determination, a rate per annum equal to the Interest Rate plus 2%.

“Deposit Account” shall have the meaning accorded to such term in the UCC.

“Deposit Account Control Agreement” means any control agreement or other similar agreement between each applicable depositary bank, the Company and the Administrative Agent, as the Administrative Agent shall deem necessary in its reasonable discretion, in form and substance reasonably acceptable to the Administrative Agent, providing for such depositary bank’s agreement to comply with the instructions of the Administrative Agent relating to such account without the further consent of, or notice to, the Company, which instructions shall be delivered by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Disposition” or “Dispose” means, with respect to any property, assets, obligations or other items, the sale, assignment, conveyance, transfer, license, lease, gift, abandonment or other disposition (including any sale and leaseback transaction) thereof by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that cash payments made by such Person in satisfaction of payment obligations for reasonable and customary costs and expenses incurred in the ordinary course of business and in connection with maintaining its business operations shall not constitute a “Disposition”.

“Disqualified Capital Stock” means, with respect to any Person as of any date of determination, any class or series of Capital Stock of such Person that, by its terms or otherwise, (a) is required to be redeemed or repurchased or is redeemable or subject to repurchase at the option of any holder or holders of such class or series of Capital Stock (whether pursuant to any sinking fund obligation, or upon the occurrence of specified events, or otherwise) at any time on or prior to the date which is 180 days after the Maturity Date, or (b) is convertible into or exchangeable at the option of the holder or holders thereof for (whether upon the occurrence of specified events or otherwise) either Capital Stock of the type referred to in the preceding clause (a) or any Indebtedness; provided that the foregoing shall not be construed to prohibit rights to receive dividends and distributions in preference to those paid on any other class of Capital Stock of such Person. Notwithstanding the foregoing, any Capital Stock that would otherwise constitute Disqualified Capital Stock solely because the holders of such Capital Stock have the right to require such Person to repurchase such Capital Stock upon the occurrence of a Change of Control will not constitute Disqualified Capital Stock if the terms of such Capital Stock provide that such Person may not repurchase or redeem any such Capital Stock pursuant to such provisions prior to the termination of the Commitments and the payment in full of all Obligations.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Collateral Value” means, as of any date of determination, subject to the provisions of Sections 5.15(b) and (c), the sum of the following, in each case to the extent such items are included in the Collateral as of such date:

(i) the aggregate book value of all Capital Stock owned by the Company in (a) any Subsidiary that is an Investment Vehicle or (b) any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, in each case as determined on a consolidating basis in accordance with GAAP and reflected on the most recent financial statements of the Company delivered hereunder or in such other certificate as may be delivered by the Company to the Administrative Agent for purposes of determining the book value of any such Capital Stock; plus

(ii) the aggregate book value of all Capital Stock owned by the Company in any Person, other than a Subsidiary, that has engaged or is engaged in issuing CDOs or CLOs or in providing

“warehouse” lending or borrowing facilities, in each case as determined in accordance with GAAP and reflected on the most recent financial statements of the Company delivered hereunder or in such other certificate as may be delivered by the Company to the Administrative Agent for purposes of determining the book value of any such Capital Stock; plus

(iii) the aggregate amount of all Cash, Cash Equivalents or other property of the Company held in any Deposit Account or Securities Account; plus

(iv) the aggregate book value of all of the Company’s rights under any interest bearing loan, security or advance made or purchased by, or otherwise invested in by, the Company to or in any Person other than a Subsidiary, in each case as determined in accordance with GAAP and reflected on the most recent financial statements of the Company delivered hereunder or in such other certificate as may be delivered by the Company to the Administrative Agent for purposes of determining the book value of any such loans, securities or advances;

provided, that notwithstanding anything in this Agreement to the contrary, during the period commencing on the Closing Date and ending on the date that is 30 days after the Closing Date, “Eligible Collateral Value” will also include an amount equal to (A) the aggregate book value of any interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company that are encumbered by Indebtedness minus (B) the aggregate book value of any Indebtedness encumbering any such interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company; and

provided, further, that the foregoing clauses (iii) and (iv) shall exclude (A) the aggregate book value of any such loans, securities or advances to any Person if such Person has failed to pay any principal or interest when due under the agreement or other instrument evidencing such loans, securities or advances, and such payment default remains uncured under such agreement or other instrument as of such date of determination (in each case without giving effect to any waivers or amendments under or in respect of such agreement or other instrument) and (B) the aggregate book value (determined in accordance with GAAP and reflected on the most recent financial statements of the Company delivered hereunder or in such other certificate as may be delivered by the Company to the Administrative Agent for purposes of determining the book value of any such Capital Stock) of any Capital Stock (including equity Investments) owned by the Company in any Person (other than a Subsidiary) that is not or was not (at the time such Investment was made) engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities.

“Eligible Holder” means (i) an Affiliate or Fund Affiliate of a Holder; (ii) a commercial bank organized under the laws of the United States, or any State thereof, respectively, and having total assets in excess of $100,000,000; (iii) a savings and loan association or savings bank organized under the laws of the United States or any State thereof, and having total assets in excess of $100,000,000; (iv) a finance company, insurance company or other financial institution (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000; (v) a Fund and (vi) any other Person approved by the Administrative Agent and, unless a Default has occurred and is continuing at the time any assignment is effected pursuant to Section 8.07, the Company, each such approval not to be unreasonably withheld or delayed.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Offered Notes” has the meaning specified in Section 2.01(b).

“Excluded Collateral” means (i) any Capital Stock or other Investment held by the Company in any CDO Subsidiary, CLO Subsidiary or any other Person (other than a natural person) to the extent that the grant by the Company of a Lien thereon would, under the express terms of the Organizational Documents of such Person or the contractual arrangements of such Person, Conflict with such Organizational Documents or arrangements, unless such conflict is waived or otherwise consented to and (ii) any of the rights of the Company or any of its Subsidiaries under a subscription agreement or other instrument pursuant to which any Person has committed to purchase any Capital Stock of the Company; provided that the term “Excluded Collateral” shall not include any dividend, income or other distribution arising from any Excluded Collateral or any Proceeds received by the Company with respect to the Company’s rights or interests in such Excluded Collateral.

“Excluded Securitization Debt” means, as of any date of determination with respect to any outstanding Indebtedness of any Investment Vehicle or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, a portion of such Indebtedness equal to (i) the aggregate outstanding principal amount thereof multiplied by (ii) a fraction the numerator of which is the percentage of the aggregate amount of Capital Stock of such Investment Vehicle or other Subsidiary owned by Persons other than the Company and its Subsidiaries and the denominator of which is 100%.

“Fair Market Value” means (i) with respect to any asset or group of assets at any date, the value of the consideration obtainable in a sale of such asset at such date assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Company and (ii) with respect to any marketable security that cannot be valued in accordance with the preceding clause (i), the closing sale price of such security on the Business Day next preceding such date, as appearing in any published list of any national securities exchange or the NASDAQ Stock Market or, if there is no such closing sale price of such security, the final price for the purchase of such security at face value quoted on such Business Day by a financial institution of recognized standing regularly dealing in Securities of such type and selected by the Company and the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the date hereof, among the Company, the Initial Purchaser and the Administrative Agent.

“Filing Collateral” means all Collateral with respect to which a security interest may be perfected by the filing of financing statements under the UCC.

“Filing Offices” means the filing offices listed on Exhibit H attached hereto.

“FIN 46” means the Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51”.

“Financing Statement” means the UCC financing statement naming the Company, as debtor, and the Administrative Agent, for the benefit of Holders, as secured party, and describing the Collateral as the collateral.

“Foreign Holder” has the meaning specified in Section 12.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto performing similar functions.

“Fund Affiliate” means, with respect to any Holder that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is advised or managed by the same investment advisor as such Holder or by an Affiliate of such investment advisor.

“Fund” means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank, public office, court, arbitration or mediation panel, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.

“Grant” or “Grants” or “Granting” shall include to grant, assign, pledge, transfer, convey, set over and dispose.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement.

“Holder” means a Person in whose name a Note is registered in the Register.

“Incur” means, with respect to any Indebtedness, to directly or indirectly create, incur, issue, assume or guaranty, or otherwise become directly or indirectly liable (contingently or otherwise) with respect to, such Indebtedness, and the terms “Incurred” and “Incurrence” shall have meanings correlative thereto; provided, that the assumption by the Company or any of its Subsidiaries (such Person, the “Assuming Party”) of Indebtedness owing to another Person by the Company or any Subsidiary shall not constitute an additional Incurrence of Indebtedness by the Assuming Party for purposes of calculating compliance with Section 7.01(a).

“Indebtedness” means, as applied to any Person, (i) all indebtedness for borrowed money, including senior and subordinated indebtedness and corporate debt and any working capital, liquidity or subscription agreement facilities, (ii) all notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iii) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of Incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (iv) all Capital Lease obligations and the present value of all future rental payments under all synthetic leases, (v) obligations under any traditional repurchase agreement financings and (vi) all Guaranty Obligations; provided, that “Indebtedness” shall not include any Capital Lease obligations and/or purchase money Indebtedness incurred to finance the acquisition of fixed assets, in each case, in the ordinary course of business (e.g., to finance furniture, computer equipment, etc.).

“Indemnified Liabilities” has the meaning set forth in Section 12.05.

“Indemnitees” has the meaning set forth in Section 12.05.

“Initial Offered Amount” has the meaning set forth in Section 2.01(b).

“Initial Purchaser” has the meaning specified in the introductory paragraph hereto.

“Initial Purchaser’s Commitment” means the irrevocable obligation of the Initial Purchaser to purchase Notes in an aggregate face amount not to exceed $50,000,000.

“Insurance Requirements” means the insurance requirements set forth in Section 6.06.

“Interest Accrual Period” means, with respect to any Note, (i) in the case of the initial such Interest Accrual Period, the period commencing on the date of issuance of such Note and ending on the last Business Day of the first calendar quarter ending thereafter, and (ii) in the case of any subsequent such Interest Accrual Period, the period commencing on the last day of the immediately preceding Interest Accrual Period with respect to such Note and ending on the last Business Day of the first calendar quarter ending thereafter.

“Interest Rate” means, for any day with respect to any Note, a rate per annum equal to the sum of (i) the greater of (a) the LIBO Rate and (b) 2.50% plus (ii) the Applicable Margin in effect on such day.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Capital Stock or other securities of another Person, (ii) a loan, advance or capital contribution to, or purchase or other acquisition of any other Indebtedness of or equity participation or interest in, another Person, including any partnership or Investment Vehicle interest in such other Person or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Vehicle” means a CDO Subsidiary, CLO Subsidiary, Warehouse Subsidiary or any other limited liability company, limited partnership or other entity created by the Company, either alone or acting as part of a joint venture, for the purpose of making Investments, in which entity the Company holds, as the managing member or otherwise, the right to approve or veto the acquisition and disposition of Investments by such entity.

“IRS” means the United States Internal Revenue Service.

“IXIS” means IXIS Capital Markets North America Inc.

“JPM Corsair Partners” means J.P. Morgan Corsair II Capital Partners, L.P., J.P. Morgan Capital, L.P. and their Permitted Transferees.

“Judgment” means any judgment, order, writ, decision, decree, award or injunction of any Governmental Authority.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any

Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LIBO Rate” means, for any Interest Accrual Period with respect to any Note, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the rate published by Bloomberg (or, if such rate is not available, the rate appearing at page 3750 of the Telerate Screen) as three-month LIBOR on the date which is two Business Days prior to the first day of such Interest Accrual Period or, if such rate shall not be so quoted, the rate per annum at which (as determined by the Administrative Agent) Wells Fargo Bank, National Association is offered Dollar deposits at or about 11:00 A.M., London time, on such date by prime banks in the interbank eurodollar market for delivery on such day for a period of three months and in an amount comparable to the amount of such Note. In the event that such rate does not appear or is not quoted as provided above, the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying three-month LIBOR as selected by an agreement between the Company and the Administrative Agent.

“License” means any license, permit, directive, authorization, approval or stipulation required to operate the Business at any location.

“Lien” means (i) any mortgage, pledge, hypothecation, assignment for security, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing), and (ii) any right of set off or offset, or other liens (including federal or state tax liens).

“Litigation” means any action, proceeding, litigation, investigation, arbitration, mediation, claim or Judgment.

“Margin Stock” shall have the meaning accorded to such term in Regulation U, T or X of the Board of Governors of the Federal Reserve System, as amended.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Note Parties, taken as a whole, or of the Company and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Company to perform its payment obligations under any Note Document or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.

“Maturity Date” means the third anniversary of the Closing Date or such later date to which the Maturity Date may be extended pursuant to Section 2.04.

“Money” shall have the meaning accorded to such term in the UCC.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note Documents” means this Agreement, each Note and the Subsidiary Guaranty, together with any other note, security agreement, pledge agreement, control agreement, any guarantee of the Company’s Obligations, collateral assignments, and other contractual Obligations, filings and recordings executed, delivered or filed, including any amendments, supplements, renewals, extensions or replacements thereof, executed between any Note Party or its Affiliates and any Purchaser or the Administrative Agent or by any Note Party or its Affiliates for the benefit of the Administrative Agent or any Holder.

“Note Party” means the Company, each Subsidiary Guarantor and each other Subsidiary, if any, which becomes a party to any Note Document.

“Notes” has the meaning specified in the recitals hereto.

“Notice of Extension” shall have the meaning accorded to such term in Section 2.04(b).

“Notice of Sale” shall have the meaning accorded to such term in Section 2.01(a).

“Obligations” means all advances to, and debts, liabilities and obligations of, the Company or any other Note Party arising under or in connection with any Note Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and any future advances thereon, renewals, extensions, modifications, amendments, substitutions and consolidations thereof, including the Company’s obligations to pay (or reimburse Administrative Agent and Holders for) for costs and expenses payable by the Company pursuant to Section 12.04 and Section 12.05 hereof, and including interest and fees that accrue after the commencement by or against the Company of any proceeding under any Debtor Relief Laws naming the Company as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Optional Extension Date” means the third anniversary of the Closing Date and, if the Maturity Date is extended pursuant to Section 2.04 on any of the Maturity Dates set forth below, the date set forth below opposite such Maturity Date:

if the Maturity Date is extended on:	Optional Extension Date shall mean:
the third anniversary of the Closing Date	the fourth anniversary of the Closing Date
the fourth anniversary of the Closing Date	the fifth anniversary of the Closing Date
the fifth anniversary of the Closing Date	the sixth anniversary of the Closing Date

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning accorded to such term in Section 3.01(b).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Encumbrances” means those Liens permitted by Section 7.02 and any Customary Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is expressly subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Permitted Transferee” shall have the meaning ascribed to such term in the Stockholders Agreement, dated as of June 18, 2004, as amended, among the Company and the stockholders party thereto.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Possessory Collateral” means all Collateral with respect to which a security interest may be perfected by the secured party taking possession of such Collateral within the meaning of the UCC.

“Proceeds” shall have the meaning accorded to such term in the UCC and shall include any and all insurance proceeds and loss proceeds in respect of the Collateral.

“Pro Rata Share” means, with respect to each Holder at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate face amount of all outstanding Notes held by such Holder at such time and the denominator of which is the Total Outstandings at such time.

“Purchase Date” means the date of any sale and purchase of Notes hereunder.

“Purchasers” has the meaning specified in the introductory paragraph hereto.

“Register” has the meaning set forth in Section 12.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Holders” means, as of any date of determination, Holders with Notes having an aggregate face amount equal to more than 51% of the Total Outstandings; provided that, solely for purposes of this definition, if any portion of a Committed Purchaser’s Commitment (as evidenced by an amendment to this Agreement or such other documentation as is reasonably acceptable to the Administrative Agent) has not been funded by the purchase of Notes by such Committed Purchaser, such Person shall, unless and until such Person’s Commitment shall have been terminated, be deemed to be the Holder of Notes (in addition to any other outstanding Notes then held by such Person) in an aggregate face amount equal to such unfunded portion of its Commitment.

“Requirement of Law” or “Requirements of Law” means any requirement, direction, policy or procedure of any Law or License, Judgment, or Consent or Other Action.

“Responsible Officer” means, in the case of any Person, the chief executive officer, president, chief financial officer or chief investment officer of such Person, or, in the case of a limited partnership, the general partner of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means, with respect to any Person, (i) any dividend or other distribution (whether direct or indirect, and whether in cash, securities or other property) with respect to any class of Capital Stock of such Person now or hereafter outstanding, other than a dividend payable to the holders of any class of Capital Stock solely in shares of Capital Stock of such Person (other than Disqualified Capital Stock), (ii) any payment (whether direct or indirect, and whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, full or partial redemption, full or partial withdrawal, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock, and (iii) any prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any subordinated Indebtedness of such Person.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Account” shall have the meaning accorded to such term in the UCC.

“Securities Account Control Agreement” means any control agreement or other similar agreement between each institution maintaining a Securities Account, the Company and the Administrative Agent as the Administrative Agent shall deem necessary in its reasonable discretion, in form reasonably acceptable to the Administrative Agent, providing for such institution’s agreement to accept entitlement orders from the Administrative Agent as to the disposition of Investments held in the applicable Securities Account, which entitlement orders shall be issued by the Administrative Agent only so long as an Event of Default shall have occurred and be continuing.

“Senior Secured Debt” means any Indebtedness (including the Notes) Incurred by the Company prior to, on or after the Closing Date that (i) is secured by Liens on any assets of the Company and (ii) in the case of any such Indebtedness other than the Notes, is not contractually subordinated in right of payment to the Notes on terms satisfactory to the Administrative Agent; provided that Senior Secured Debt shall not include (i) any such Indebtedness in respect of traditional repurchase agreement financings and (ii) any such Indebtedness that is secured solely by Liens on the Company’s rights under a subscription agreement or other instrument pursuant to which any Person has committed to purchase any Capital Stock of the Company and the Proceeds thereof.

“Series A Preferred” means the Series A Convertible Preferred Stock of the Company, par value $0.01 per share.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to Incur, or believe (nor should it reasonably believe) that it will Incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantor” means each wholly-owned Subsidiary, whether now owned or hereafter formed or acquired, other than any Investment Vehicle or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, in each case which does not guaranty any Indebtedness of the Company or any Subsidiary Guarantor.

“Subsidiary Guaranty” means a Subsidiary Guaranty, in the form attached hereto as Exhibit D with appropriate insertions, executed and delivered by each Subsidiary Guarantor that is required to execute the Subsidiary Guaranty on the Closing Date, if any, or pursuant to Section 6.12.

“Taxes” shall have the meaning accorded to such term in Section 3.01(a).

“Tax Party” shall have the meaning accorded to such term in Section 5.09.

“30/360 Basis” means on the basis of a 360-day year consisting of 12 months of 30 days each.

“Total Debt” means, as of any date of determination, the aggregate outstanding principal amount of all Indebtedness of the Company and its Subsidiaries other than (i) Excluded Securitization Debt and (ii) any such Indebtedness owed by a Note Party to any other Note Party.

“Total Equity Capital” means, as of any date of determination, an amount equal to (i) all paid-in capital of the Company in respect of Capital Stock of the Company plus (ii) all retained earnings of the Company and its Subsidiaries or minus (iii) all retained losses of the Company and its Subsidiaries, all as determined on a consolidated basis in accordance with GAAP.

“Total Leverage Ratio” means, as of any date of determination, the ratio of Total Debt to Eligible Collateral Value.

“Total Outstandings” means, as of any date of determination, the aggregate face amount of all outstanding Notes as of such date.

“Total Senior Secured Debt” means, as of any date of determination, the aggregate outstanding principal amount (or, in the case of the Notes, face amount) of all Senior Secured Debt.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time as adopted in the State of New York; provided, however, that, if by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the terms “UCC” and “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding that Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Warehouse Subsidiary” means a Subsidiary that is engaged as its sole business in acquiring loans or other debt instruments for purposes of transferring such loans or debt instruments to a CDO Subsidiary or a CLO Subsidiary.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Note Document, unless otherwise specified herein or in such other Note Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import, when used in any Note Document, shall refer to such Note Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Note Document in which such reference appears.

(iii) The terms “include” and “including” are by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Note Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Note Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.05, except as otherwise specifically prescribed herein.

(b) If any change in GAAP, including as a result of FIN 46, used in the preparation of the most recent financial statements referred to in Section 5.05 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the Company and results in a change in any of the calculations under Article VII or any financial ratio set forth in any Note Documents (to the extent required to be calculated in accordance with GAAP) that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by the Company and the operation of any other provision of this Agreement shall be the same after such change as if such change had not been made; provided that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in Article VII or any financial ratio under any Note Document shall be given effect until such provisions are amended to reflect such changes in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number). Any interest rate calculated in accordance with the terms of this Agreement shall be rounded upward to the nearest whole multiple of one thousandth of one percent (0.001%).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Note Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Note Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II.

ISSUANCE AND TERMS OF THE NOTES

2.01 Issuance of the Notes.

(a) Purchases of Notes by Initial Purchaser.

(i) Subject to the terms and conditions set forth herein (including Section 2.01(b) and Section 2.01(d)), from time to time on any Business Day during the applicable Availability Period, (i) the Initial Purchaser agrees to purchase one or more Notes from the Company in an aggregate face amount for all such purchases not to exceed the Initial Purchaser’s Commitment and (ii) each Additional Purchaser agrees to purchase one or more Notes from the Company in an aggregate face amount for all such purchases not to exceed the Additional Purchaser’s Commitment of such Additional Purchaser.

(ii) Subject to the provisions of Section 2.01(d), each time the Company desires to sell to a Committed Purchaser one or more Notes on the terms and conditions of such Committed Purchaser’s Commitment which, together with the face amount of all Notes previously purchased by such Committed Purchaser on such terms and conditions, shall not exceed such Committed Purchaser’s Commitment, the Company shall deliver a written notice, in the form attached hereto as Exhibit B with appropriate insertions (each, a “Notice of Sale”), of its request to sell such Notes to the Administrative Agent and the applicable Committed Purchaser. Other than with respect to the Notes to be issued on the Closing Date, each such notice must be received by the Administrative Agent and the applicable Committed Purchaser not later than 10:00 A.M. three Business Days prior to the requested date for the sale of such Notes. Each Notice of Sale shall specify:

(A) the requested Purchase Date for the applicable Notes (which shall be a Business Day during the applicable Availability Period);

(B) the aggregate face amount of such Notes (which (x) in the case of the Notes issued on the Closing Date, shall be a minimum of $10,000,000 or a whole multiple of $100,000 in excess thereof and (y) in the case of any other issuance of Notes, shall be a minimum of $5,000,000 or a whole multiple of $100,000 in excess thereof);

(C) the aggregate purchase price for such Notes (which (I) to the extent such Notes are purchased by the Initial Purchaser, unless otherwise agreed to by the Company and the Initial Purchaser, shall be 100% of the face amount thereof and shall be on the terms and conditions set forth in this Agreement, in each case until such time as the Initial Purchaser shall have purchased one or more Notes in an aggregate face amount of not less than $50,000,000 and (II) in any other case, may be greater than, equal to, or less than the face amount thereof as provided in Section 2.02(b)(i) and the applicable Offering Notice or other documentation evidencing such Committed Purchaser’s Commitment); and

(D) the account of the Company to which the purchase price for such Notes is to be delivered.

If any Committed Purchaser is obligated to purchase such Notes, or any portion thereof, pursuant to Section 2.01(a), such Committed Purchaser shall be obligated to purchase such Notes or such portion thereof, as the case may be, on the applicable Purchase Date on the terms set forth in the applicable Notice of Sale, and such purchase shall be deemed to be made pursuant to such Committed Purchaser’s Commitment, unless and to the extent the aggregate face amount of Notes purchased by such Committed Purchaser exceeds its Commitment.

(b) Initial Purchaser’s Right of First Offer.

(i) Other than with respect to any sale of Notes to any Additional Purchaser having an existing Commitment on the terms and conditions of such Commitment, and subject to Section 2.02(d), at any time the Company desires to sell Notes to one or more Additional Purchasers, or to obtain a commitment from one or more Additional Purchasers to purchase Notes (whether in a single purchase or through multiple purchases) (such Notes purchased or committed to be purchased, the “Offered Notes”), the Company shall deliver a written notice, in the form attached hereto as Exhibit C with appropriate insertions (each, an “Offering Notice”), of its offer to sell or obtain the commitment to purchase the Offered Notes to the Administrative Agent and the Initial Purchaser. Each Offering Notice shall specify:

(A) the Purchase Date for the Offered Notes (which shall be a Business Day during the applicable Availability Period) or, if applicable, the effective date of the commitment to purchase the Offered Notes;

(B) the aggregate face amount of the Offered Notes;

(C) the aggregate purchase price for the Offered Notes;

(D) if in connection with a purchase of the Offered Notes, the account of the Company to which the purchase price for such Notes is to be delivered; and

(E) any term or condition of such Offered Notes that is different from the terms and conditions of the Notes issued to the Initial Purchaser on the Closing Date; provided, that any such differences shall be limited to those economic terms and conditions relating to (I) purchase price (as a percentage of the par value of the Offered Notes), (II) amortization (provided, that the scheduled amortization payments of the Offered Notes shall be no shorter than the remaining scheduled amortization payments of the Notes issued on the Closing Date), (III) the Applicable Margin, (IV) the Maturity Date (provided, that the Maturity Date of the Offered Notes shall be no earlier than the Maturity Date of the Notes issued on the Closing Date) and (IV) the Call Premium Percentage.

The offer shall be irrevocable for five days from the Initial Purchaser’s receipt of the Offering Notice (the “Option Period”). The Initial Purchaser shall have the exclusive option to purchase all of the Offered Notes (or commit to purchase all of the Offered Notes (which commitment (to the extent on terms and conditions different from those of the Initial Purchaser’s Commitment) shall be in addition to the then outstanding amount of the Initial Purchaser’s Commitment)), as the case may be, for the purchase price and in accordance with the other economic terms (if any) set forth in the Offering Notice.

If the Initial Purchaser does not purchase (or commit to purchase) all of such Offered Notes, the Company may, subject to Section 2.01(d), (x) sell all or a portion of the Offered Notes not so purchased by the Initial Purchaser to one or more Additional Purchasers or (y) obtain a commitment to purchase all or a portion of the Offered Notes from one or more Additional Purchasers, in each case, in accordance with this Section 2.01(b).

In the event that such Additional Purchasers purchase (or commit to purchase) an aggregate amount of Offered Notes that is less than the amount first offered to the Initial Purchaser pursuant to this Section 2.01(b)(i) (the “Initial Offered Amount”), the Company agrees that it shall offer the Initial Purchaser the right to purchase or commit to purchase (on the terms and conditions offered to such Additional Purchasers) Offered Notes (the “Excess Offered Notes”) in an aggregate face amount equal to the difference between (x) the Initial Offered Amount and (y) the aggregate amount purchased (or committed to be purchased) by such Additional Purchasers in connection with such offering of Notes; provided that in such case, the Initial Purchaser must purchase or commit to purchase, as the case may be, all (but not less than all) of such Excess Offered Notes.

(ii) The Initial Purchaser’s right to purchase (or commit to purchase) the Offered Notes shall be exercisable by delivering a written notice of the exercise thereof, prior to the expiration of the Option Period, to the Company with a copy to the Administrative Agent. Each such notice shall state that the Initial Purchaser is willing to purchase or commit to purchase, as the case may be, all of the Offered Notes. The Initial Purchaser’s failure to respond to the Company within the Option Period shall be deemed to be a waiver of the Initial Purchaser’s rights under this Section 2.01(b).

(c) Purchase Price of Notes; Funding Mechanics. Each sale and purchase of Notes shall take place on the applicable Purchase Date specified in the related Notice of Sale or Offering Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such purchase of Notes is the initial purchase of Notes, Section 4.01), the Purchaser obligated to purchase such Notes shall make the purchase price therefor, as applicable, available to the Company, by wire transfer of immediately available funds to the account specified in such Notice of Sale or Offering Notice, no later than 1:00 P.M. on such Purchase Date, in exchange for which the Company shall execute and deliver such Notes to the Administrative Agent for recording in the Register and delivery to such Purchaser.

(d) Purchases of or Commitments to Purchase Notes by Additional Purchasers. Notwithstanding anything to the contrary in this Agreement, (i) the Company may solicit and/or accept additional commitments to purchase Notes from potential Additional Purchasers, whether or not such solicitation and/or acceptance is done through or in consultation with IXIS, (ii) the aggregate Commitments accepted by the Company shall not exceed $100,000,000 and (iii) no Additional Purchaser shall be permitted to purchase Notes hereunder (notwithstanding any outstanding Commitment of any such Additional Purchaser) until the aggregate principal amount of Notes purchased by the Initial Purchaser has equaled or exceeded $40,000,000.

2.02 Redemptions and Repurchase of Notes.

(a) Optional Redemptions of Notes.

(i) Prior to Third Anniversary of Closing Date. The Company may, from time to time on any Business Day prior to the third anniversary of the Closing Date, voluntarily redeem the Notes, in whole or in part, (A) at par without premium or penalty; provided that such redemption shall only be permitted in an amount that is not greater than the minimum amount necessary to cause the Total Leverage Ratio to be less than 8.00 to 1.00 after giving effect to such redemption or (B) at a purchase price equal to (x) the face amount of Notes to be redeemed multiplied by (y) the Call Premium Percentage. Any such voluntary redemption shall be effected in accordance with Section 2.02(a)(iii).

(ii) On or After Third Anniversary of Closing Date. In the event that the Maturity Date is extended pursuant to Section 2.04, the Company may, from time to time on any Business Day on or after the third anniversary of the Closing Date, voluntarily redeem the Notes, at par, in whole or in part without premium or penalty. Any such voluntary redemption shall be effected in accordance with Section 2.02(a)(iii).

(iii) Optional Redemption Mechanics. The Company shall give notice of any optional redemption of the Notes pursuant to this Section 2.02(a) to the Administrative Agent not later than 10:00 A.M. three Business Days prior to the date on which such redemption is to take place. Each such notice shall specify (A) the applicable redemption date (which shall be a Business Day) and (B) the amount of such redemption, which shall be in an aggregate face amount of $1,000,000 or a whole multiple of $100,000 in excess thereof or, in the case of an optional redemption pursuant to Section 2.02(a)(i)(A), such minimum amount as shall be necessary to cause the Total Leverage Ratio to be less than 8.00:1.00 after giving effect to such redemption. The Administrative Agent will promptly notify each Holder of its receipt of each such notice and of the amount of such Holder’s Pro Rata Share of such redemption. If such notice is given by the Company, the Company shall make such redemption and the face amount specified in such notice shall be due and payable on the date specified therein. Each such redemption shall be applied to the Notes of the Holders in accordance with their respective Pro Rata Shares. Upon receipt by any Holder of its Pro Rata Share of the amount of any such redemption, such Holder shall deliver to the Administrative Agent an aggregate face amount of Notes equal to not less than the amount of Notes of such Holder so redeemed, which Notes shall be returned by the Administrative Agent to the Company for cancellation. In the event such aggregate face amount of the Notes of such Holder delivered to the Administrative Agent exceeds the aggregate face amount of the Notes of such Holder so redeemed, the Company shall deliver to such Holder a new Note or Notes in an aggregate face amount equal to the amount of such excess.

(iv) Effect of Optional Redemption on Scheduled Amortization of Notes. In the event of any optional redemption of Notes (1) pursuant to Section 2.02(a)(i)(A), the aggregate face amount so redeemed shall be applied to reduce the scheduled amortization payments in respect of the Notes pursuant to Section 2.03(a) in the reverse order of maturity, or (2) pursuant to Section 2.02(a)(i)(B) or Section 2.02(a)(ii), the aggregate face amount so redeemed shall be applied to reduce the scheduled amortization payments in respect of the Notes pursuant to Section 2.03(a) in the forward order of maturity.

(b) Mandatory Offer to Repurchase Notes Upon Change of Control.

(i) Mandatory Offer to Repurchase Notes. In the event that a Change of Control shall occur on or prior to the third anniversary of the Closing Date, the Company shall make an offer to each Holder to repurchase all of such Holder’s Notes (or such lesser portion thereof as may be tendered by such Holder) pursuant to the procedures described in Section 2.02(b)(ii) (a “Change of Control Offer”) at an offer price equal to 101% of the aggregate outstanding face amount thereof plus accrued and unpaid interest thereon, if any, to the date of repurchase.

(ii) Offer and Repurchase Mechanics. Within five Business Days following the occurrence of any Change of Control referred to in Section 2.02(b)(i), the Company shall deliver to the Administrative Agent a written notice stating (A) that a Change of Control Offer is being made pursuant to this Section 2.02(b) and that all Notes tendered will be accepted for payment in full, (B) the purchase price (which shall be as specified in Section 2.02(b)(i)) and the purchase date (which shall be five Business Days after the date such notice is sent) with respect to such Change of Control Offer (the “Change of Control Payment Date”), and (C) that any Notes not tendered will continue to remain outstanding and accrue interest. The Administrative Agent shall promptly deliver a copy of such notice to each Holder and, on or before the second Business Day prior to the Change of Control Payment Date, each Holder shall notify the Administrative Agent and the Company of the amount of such Holder’s Notes, if any, which such Holder wishes to tender for purchase pursuant to the Change of Control Offer; provided that, in the event any Holder does not so notify the Administrative Agent and the Company on or before such second Business Day, such Holder shall be deemed to have elected not to tender any of such Holder’s Notes for purchase. On the Change of Control Payment Date, the Company shall deliver to the Administrative Agent, for the account of any Holders that have elected to tender all or any portion of their respective Notes for purchase pursuant to the Change of Control Offer, an amount equal to the aggregate purchase price for such Notes. Upon receipt by any Holder of the purchase price for the Notes which such Holder has elected to tender for purchase, such Holder shall deliver to the Administrative Agent an aggregate face amount of Notes equal to not less than the amount of Notes of such Holder so tendered, which Notes shall be returned by the Administrative Agent to the Company for cancellation. In the event such aggregate face amount of the Notes of such Holder delivered to the Administrative Agent exceeds the aggregate face amount of the Notes of such Holder so tendered, the Company shall deliver to such Holder a new Note or Notes in an aggregate face amount equal to the amount of such excess.

(c) Mandatory Offer to Repurchase Notes With Certain Proceeds of Dispositions.

(i) Mandatory Offer to Repurchase Notes. In the event that the Company makes any Disposition that is subject to the provisions of Section 7.04 (d), (e) or (f) and the Company does not reinvest the net cash proceeds of such Disposition in the Business within 180 days after the consummation thereof, the Company shall make an offer to the Holders to repurchase an aggregate face amount of all outstanding Notes equal to the amount (the “Asset Sale Offer Amount”) of such net cash proceeds not so reinvested (each, an “Asset Sale Offer”) at an offer price equal to 100% of the aggregate outstanding face amount of the Notes so purchased pursuant to the procedures described in Section 2.02(c)(ii)

(ii) Offer and Repurchase Mechanics. Any Asset Sale Offer shall be effected pursuant to a written notice delivered by the Company to the Administrative Agent stating (A) that an Asset Sale Offer is being made pursuant to this Section 2.02(c) and that all Notes tendered will be accepted for payment in full up to an aggregate face amount of such Notes equal to the Asset Sale Offer Amount, (B) the purchase price (which shall be as specified in Section 2.02(c)(i)) and the purchase date (which shall be five Business Days after the date such notice is sent) with respect to such Asset Sale Offer (the “Asset Sale Offer Payment Date”), (C) that in the event the aggregate face amount of Notes tendered by the Holders in respect of such Asset Sale Offer exceeds the applicable Asset Sale Offer Amount, the Notes of each tendering Holder shall be repurchased in an amount equal to such Holder’s Pro Rata Share of the Asset Sale Offer Amount, and (D) that any Notes not tendered will continue to remain outstanding and accrue interest. The Administrative Agent shall promptly deliver a copy of such notice to each Holder and, on or before the second Business Day prior to such Asset Sale Payment Date, each Holder shall notify the Administrative Agent and the Company of the amount of such Holder’s Notes, if any, which such Holder wishes to tender for purchase pursuant to such Asset Sale Offer; provided that, in the event any Holder does not so notify the Administrative Agent and the Company on or before such second Business Day, such Holder shall be deemed to have elected not to tender any of such Holder’s Notes for purchase. On the Asset Sale Offer Payment Date, the Company shall deliver to the Administrative Agent, for the account of any Holders that have elected to tender all or any portion of their respective Notes for purchase pursuant to such Asset Sale Offer, an amount equal to the aggregate purchase price for such Notes. Upon receipt by any Holder of the purchase price for the Notes which such Holder has elected to tender for purchase (or, if less, such Holder’s Pro Rata Share of the Asset Sale Offer Amount), such Holder shall deliver to the Administrative Agent an aggregate face amount of Notes equal to not less than the amount of Notes of such Holder so tendered (or such lesser amount, as the case may be), which Notes shall be returned by the Administrative Agent to the Company for cancellation. In the event such aggregate face amount of the Notes of such Holder delivered to the Administrative Agent exceeds the aggregate face amount of the Notes of such Holder so repurchased, the Company shall deliver to such Holder a new Note or Notes in an aggregate face amount equal to the amount of such excess.

(d) Effect of Mandatory Redemption on Scheduled Amortization of Notes. In the event of any redemption of Notes pursuant to Section 2.02(b) or 2.02(c), the aggregate face amount so redeemed shall be applied to reduce the scheduled amortization payments in respect of the Notes pursuant to Section 2.03(a) in the reverse order of maturity.

2.03 Scheduled Amortization of Notes; Repayment on Maturity Date.

(a) Scheduled Amortization of Notes.

(i) Amortization Dates and Amounts. In the event the Maturity Date is extended beyond the third anniversary of the Closing Date pursuant to Section 2.04, then on each Optional Extension Date, commencing with the Optional Extension Date occurring on the fourth anniversary of the Closing Date, on which the Maturity Date is extended pursuant to Section 2.04, the Company shall prepay an aggregate face amount of Notes equal to 20% of the aggregate face amount of Notes outstanding on such date, minus any amount which is required to be applied to such scheduled amortization payment in accordance with Section 2.02(a)(iv).

(ii) Prepayment Mechanics. All prepayments of Notes pursuant to this Section 2.03 shall be at par (notwithstanding the purchase price paid therefor by the Company). Each such prepayment shall be applied to the Notes of the Holders in accordance with their respective Pro Rata Shares. Upon receipt by any Holder of its Pro Rata Share of the amount of any such prepayment, such Holder shall deliver to the Administrative Agent an aggregate face amount of Notes equal to not less than the amount of Notes of such Holder so prepaid, which Notes shall be returned by the Administrative Agent to the Company for cancellation. In the event such aggregate face amount of the Notes of such Holder delivered to the Administrative Agent exceeds the aggregate face amount of the Notes of such Holder so prepaid, the Company shall deliver to such Holder a new Note or Notes in an aggregate face amount equal to the amount of such excess.

(b) Repayment on Maturity Date. Anything contained herein to the contrary notwithstanding, the entire aggregate face amount of Notes outstanding on the Maturity Date shall be repaid on such date.

2.04 Extension of Maturity Date.

(a) Option to Extend Maturity Date. The Company shall have the option, on each Optional Extension Date, to extend the Maturity Date to the date which is exactly one year after such Optional Extension Date; provided that, as of such Optional Extension Date, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Collateral Coverage Ratio shall be equal to or greater than the Collateral Coverage Ratio set forth below opposite such Optional Extension Date:

Optional Extension Date	Collateral Coverage Ratio
the third anniversary of the Closing Date	1.30:1.00
the fourth anniversary of the Closing Date	1.40:1.00
the fifth anniversary of the Closing Date	1.50:1.00
the sixth anniversary of the Closing Date	1.60:1.00

(b) Mechanics of Extension of Maturity Date. In the event the Company desires to extend the Maturity Date on any Optional Extension Date, the Company shall deliver to the Administrative Agent, no more than 20 Business Days and no less than 10 Business Days prior to such Optional Extension Date, an irrevocable written notice, in the form attached hereto as Exhibit D with appropriate insertions (each, a “Notice of Extension”), setting forth the applicable Optional Extension Date and the date to which the Maturity Date is requested to be extended on such Optional Extension Date (which shall be the date that is exactly one year after such Optional Extension Date). The Administrative Agent shall promptly deliver a copy of such Notice of Extension to each Holder. In the event the applicable conditions set forth in Section 2.04(a) are satisfied on such Optional Extension Date, the Maturity Date shall be automatically extended on such Optional Extension Date to the date set forth in such Notice of Extension without further action on the part of the Company, the Administrative Agent or any Holder.

2.05 Interest.

(a) Subject to the provisions of Section 2.05(b), interest on each outstanding Note will accrue and be charged on the face amount thereof for each day at the Interest Rate. All calculations of interest shall be computed on an Actual/360 Basis (which results in more interest being paid than if computed on a 30/360 Basis).

(b) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of any Event of Default, (i) interest (including post-petition interest in any proceeding under any Debtor Relief Law) on each outstanding Note will accrue and be charged on the face amount thereof for each day at the Default Rate and (ii) to the fullest extent permitted by applicable Laws, interest (including post-petition interest in any proceeding under any Debtor Relief Law) will accrue and be charged for each day at the Default Rate on any payments of interest that are not paid when due and any fees and other amounts that are then due and payable hereunder. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. The Company acknowledges and agrees that payment or acceptance of interest at the Default Rate is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Holder.

(c) Except as otherwise provided in Section 2.05(b), interest on each Note shall be due and payable in arrears on the last day of each Interest Accrual Period applicable to such Note, on the date of any redemption of all or any portion of the face amount of such Note (on the face amount so redeemed) and on the Maturity Date. Interest hereunder and under the Notes shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d) Interest shall accrue on each Note for the day on which such Note is purchased, and shall not accrue on such Note, or any portion thereof, for the day on which such Note or such portion is redeemed, provided that any Note that is redeemed on the same day on which it is purchased shall, subject to Section 2.08(b), bear interest for one day.

2.06 Payment Records. All payments of interest and fees made by the Company under this Agreement and the Notes shall be evidenced by one or more accounts or records maintained by the Administrative Agent and each applicable Holder in the ordinary course of business. Such accounts or records shall be conclusive, absent manifest error, of the amount of such interest and fees paid by the Company. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Holder and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Each Holder may attach schedules to any of its Notes and endorse thereon the date and amount of any payments with respect thereto.

2.07 Payments Generally.

(a) All payments to be made by the Company in respect of the Obligations shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Company in respect of the Obligations shall be made to the Administrative Agent, for its own account or for the account of the respective Holders to which such payment is owed, as the case may be, via wire transfer of Dollars in immediately available funds on the date such payment is due and payable by 1:00 P.M. The Administrative Agent will promptly distribute to each Holder its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to the account of such Holder notified to the Administrative Agent from time to time. All payments received by the Administrative Agent after 1:00 P.M. on the date such payments are due and payable shall be deemed to have been received on the next succeeding Business Day, and any applicable interest or fees shall continue to accrue thereon until such Business Day.

(b) If any payment to be made by the Company in respect of the Obligations shall come due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing any applicable interest or fees.

(c) Unless the Company shall have notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Company will not make such payment, the Administrative Agent may assume that the Company will timely make such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment is not in fact made to the Administrative Agent in a timely manner in immediately available funds, then each Holder shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Holder, in immediately available funds, together with interest thereon in respect of each day from the date such amount was made available by the Administrative Agent to such Holder to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate from time to time in effect. A notice of the Administrative Agent to the Company with respect to any amount owing under this Section 2.08(c) shall be conclusive, absent manifest error.

(d) Nothing herein shall be deemed to obligate any Purchaser to obtain the funds to purchase any Note in any particular place or manner or to constitute a representation by any Purchaser that it has obtained or will obtain the funds to purchase any Note in any particular place or manner.

2.08 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Holder shall obtain, on account of any Note held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Holder shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Holders such participations in the Notes held by them as shall be necessary to cause such purchasing Holder to share the excess payment in respect of such Note pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Holder under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Holder in its discretion), such purchase shall to that extent be rescinded and each other Holder shall repay to the purchasing Holder the purchase price paid therefor, together with an amount equal to such paying Holder’s ratable share (according to the proportion of (i) the amount of such paying Holder’s required repayment to (ii) the total amount so recovered from the purchasing Holder) of any interest or other amount paid or payable by the purchasing Holder in respect of the total amount so recovered, without further interest thereon. The Company agrees that any Holder so purchasing a participation from another Holder may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09) with respect to such participation as fully as if such Holder were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.09 and will in each case notify the Holders following any such purchases or repayments. Each Holder that purchases a participation pursuant to this Section 2.09 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Holder were the original owner of the Obligations purchased.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Company to or for the account of the Administrative Agent or any Holder under any Note Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of the Administrative Agent and each Holder, taxes imposed on or measured by its overall net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Holder, as the case may be, is organized or, in the case of each Holder, maintains a lending office and (ii) any United States withholding taxes payable with respect to payments under the Note Documents under laws (including any statute, treaty or regulation) in effect on the Closing Date (or, in the case of an Eligible Holder, the date of the Assignment and Assumption) applicable to such Holder or the Administrative Agent, as the case may be, but not excluding any United States withholding taxes payable as a result of any change in such laws, or in the interpretation or application thereof by any applicable taxing authority, occurring after the Closing Date (or the date of such Assignment and Assumption) (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Note Document to the Administrative Agent or any Holder, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Holder receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions, (iii) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Company shall furnish to the Administrative Agent (which shall forward the same to such Holder) the original or a certified copy of a receipt, or other documentation reasonably satisfactory to the Administrative Agent, evidencing payment thereof.

(b) In addition, the Company agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Note Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note Document (hereinafter referred to as “Other Taxes”).

(c) The Company agrees to indemnify the Administrative Agent and each Holder for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Holder and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (c) shall be made within 30 days after the date the Holder or the Administrative Agent makes a demand therefor.

3.02 Illegality. If any Holder determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Holder continue to hold its Notes or to determine or charge interest rates based upon the LIBO Rate, such Holder shall give notice thereof to the Company through the Administrative Agent. Upon receipt of such notice, the Company shall, upon demand from such Holder (with a copy to the Administrative Agent), either (i) redeem at par all Notes of such Holder, either on the last day of the current Interest Accrual Period in respect of such Notes, if such Holder may lawfully continue to hold such notes until such date, or immediately, if such Holder may not lawfully continue to hold such Notes, or (ii) at the option of the Company, pay interest on such Holder’s Notes at a rate per annum, as determined by such Holder, that will provide a corresponding yield to such Holder compared to the yield that such Holder would have been realized if its Notes had continued to accrue interest at a rate based upon the LIBO Rate (taking into account any increased cost to such Holder of continuing to hold its Notes). Upon any such prepayment, the Company shall also pay accrued interest on the amount so prepaid. Each Holder agrees to hold its Notes through a different office of such Holder if such designation will avoid the need for such notice and will not, in the good faith judgment of such Holder, otherwise be materially disadvantageous to such Holder.

3.03 Inability to Determine Rates. If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the Interest Rate based upon the LIBO Rate for any period for any Notes, or that the Interest Rate with respect to any period for any Notes does not adequately and fairly reflect the cost to the Holders of holding such Notes, the Administrative Agent will promptly so notify the Company and each Holder. Thereafter, the Company shall pay to each Holder such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Holder shall determine) as may be necessary to compensate such Holder for the cost of holding such Notes.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Holder determines that, as a result of the introduction of or any change in or in the interpretation of any Law, or such Holder’s compliance therewith, there shall be any increase in the cost to such Holder of funding or maintaining Notes at the Interest Rate based upon the LIBO Rate or a reduction in the amount received or receivable by such Holder in connection with any of the foregoing (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), or (ii) changes in the basis of taxation of overall net income or overall gross income (or franchise taxes imposed (in lieu of net income taxes)) by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Holder is organized or holds its Notes), or any acquisition of funds by such Holder (or its parent corporation), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such increased cost or reduction.

(b) If any Holder determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Holder therewith, has the effect of reducing the rate of return on the capital of such Holder or any corporation controlling such Holder as a consequence of such Holder’s obligations hereunder or the holding by such Holder of its Notes (taking into consideration its policies with respect to capital adequacy and such Holder’s desired return on capital), then from time to time upon demand of such Holder (with a copy of such demand to the Administrative Agent), the Company shall pay to such Holder such additional amounts as will compensate such Holder for such reduction.

3.05 Funding Losses. Upon demand of any Purchaser or Holder (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate such Purchaser or Holder for, and hold such Purchaser or Holder harmless from, any loss (other than any loss of anticipated profits) and any cost or expense incurred by it as a result of:

(a) any failure by the Company to satisfy the conditions precedent to the issuance and sale of any Note after having delivered a Notice of Sale with respect thereto;

(b) any payment, prepayment, redemption or repurchase of any Note (whether by reason of acceleration or otherwise) on a day other than on the last day of its Interest Accrual Period or on the date specified in a notice of redemption or repurchase issued in accordance with Section 2.02 or on a date specified therefor in Section 2.03; or

(c) any failure by the Company (for a reason other than the failure of such Purchaser to fund the purchase of a Note) to sell any Note on the date or in the amount notified by the Company; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to purchase or hold such Note or from fees payable to terminate the deposits from which such funds were obtained, but excluding any loss of anticipated profits. For purposes of calculating amounts payable by the Company to any Purchaser or Holder under this Section 3.05, such Purchaser or Holder shall be deemed to have funded each Note held by it at the Interest Rate for such Note by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not the purchase of such Note was in fact so funded; in each case, provided that such Purchaser or Holder delivers to the Company a certificate showing in reasonable detail the calculations used in determining the amounts payable by the Company under this Section 3.05.

3.06 Matters Applicable to all Requests for Compensation.

(a) Any Purchaser or Holder claiming any additional amounts payable pursuant to this Article III shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending or purchasing office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the reasonable determination of such Purchaser or Holder, be otherwise disadvantageous to such Purchaser or Holder.

(b) A certificate of the Administrative Agent or any Purchaser or Holder claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a reasonably detailed invoice therefor and supporting calculations shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Purchaser or Holder may use any reasonable averaging and attribution methods.

3.07 Survival. All of the Company’s obligations under this Article III shall survive the termination of the Commitments and the repayment of all Obligations hereunder.

3.08 Substitution of Holders.

(a) In the event that (i)(A) any Holder makes a claim under Section 3.04, (B) it becomes illegal for any Holder to continue to hold its Notes or to determine or charge interest rates based upon the LIBO Rate and such Holder so notifies the Company pursuant to Section 3.02, or (C) any Holder is required to make any payment pursuant to Section 3.01 that is attributable to a particular Holder, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Holder under this Agreement with respect to its Notes materially exceeds the effective average annual rate of interest payable to the Required Holders under this Agreement and (iii) in the case of clause (i)(A), (B) or (C) above, Holders holding at least 75% of the aggregate outstanding face amount of the Notes are not subject to such increased costs or illegality, payment or proceedings (any such Holder, an “Affected Holder”), the Company may substitute any Holder and, if reasonably acceptable to the Administrative Agent, any other Eligible Holder (a “Substitute Institution”) for such Affected Holder hereunder, after delivery of a written notice (a “Substitution Notice”) by the Company to the Administrative Agent and the Affected Holder within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Company intends to make such substitution; provided that, if more than one Holder claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Company within 30 days of each other, then the Company may substitute all, but not (except to the extent the Company has already substituted one of such Affected Holders before the Company’s receipt of the other Affected Holders’ claim) less than all, Holders making such claims.

(b) If the Substitution Notice was properly issued under this Section 3.08, the Affected Holder shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Holder under the Note Documents, and the Substitute Institution shall assume, and the Affected Holder shall be relieved of all prior unperformed obligations of the Affected Holder under the Note Documents (other than in respect of any damages (other than exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Holder of the face amount of its Notes, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Company whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Holder in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a “Holder” hereunder for all purposes of this Agreement.

(c) Each Holder agrees that, if it becomes an Affected Holder and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 3.08, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such assignment, together with any Note held by it; provided that the failure of any Affected Holder to execute an Assignment and Assumption or deliver such Notes shall not render such assignment invalid.

ARTICLE IV.

CONDITIONS PRECEDENT TO SALE OF NOTES

4.01 Conditions of Initial Borrowing. The obligation of the Initial Purchaser to purchase the initial Notes hereunder is subject to the prior or concurrent satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Person, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement, the Subsidiary Guaranty (if any Subsidiaries are Subsidiary Guarantors on the Closing Date) and the other Note Documents, sufficient in number for distribution to the Administrative Agent, the Initial Purchaser and the Company;

(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Note Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Note Documents to which such Note Party is a party;

(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Note Party is duly organized or formed, and that each Note Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction other than the jurisdiction of such Note Party’s organization or formation could not reasonably be expected to result in a Material Adverse Effect;

(iv) a certificate of a Responsible Officer of the Company stating that no consent, license or approval is required in connection with the execution, delivery and performance by any Note Party and the validity against such Note Party of the Note Documents to which it is a party, other than those consents, licenses and approvals that have already been obtained; and

(v) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions precedent specified in Section 4.02 have been satisfied and (B) that there has been no event or circumstance since the date of the financial statements referred to in Section 5.05 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) The Administrative Agent shall be satisfied that all actions have been taken that are necessary in order for the Administrative Agent to have a valid, perfected, first priority security interest in all of the Collateral, subject only to Permitted Encumbrances.

(c) The Administrative Agent shall have received one or more favorable written opinions of counsel to the Note Parties, dated the Closing Date and addressed to the Administrative Agent and the Initial Purchaser, as to such matters concerning the Note Parties, the Note Documents and the validity, perfection and priority of the security interests of the Administrative Agent in the Collateral as the Administrative Agent and the Initial Purchaser may reasonably request.

(d) Any fees required to be paid on or before the Closing Date shall have been paid or will be paid with the proceeds of the initial Notes.

(e) Unless waived by the Administrative Agent, the Company shall have paid (or will pay with the proceeds of the initial Notes) all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent); provided that in each case, (i) the Company is required to pay such Attorney Costs pursuant to Section 12.04 and (ii) the Company’s obligation to pay such amounts shall be limited to an aggregate amount of $100,000.

(f) The Administrative Agent shall have received such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Initial Purchaser may reasonably require.

4.02 Conditions to all Borrowings. The obligation of each Purchaser to purchase any Note is subject to the satisfaction of the following conditions precedent as of the applicable Purchase Date:

(a) The representations and warranties of the Company contained in Article V or any other Note Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of such Purchase Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall have occurred and be continuing, or would result from the purchase and sale of such Note.

(c) The Administrative Agent shall have received a Notice of Sale with respect to such Note in accordance with the requirements hereof.

(d) There shall be no Law or Judgment binding on any Note Party, and the Administrative Agent shall not have received any notice that any action, suit, investigation, litigation or proceeding is pending or overtly threatened in any court or before any arbitrator or Governmental Authority, in any such case which (i) purports to enjoin, prohibit, restrain or otherwise affect the purchase and sale of such Note or (ii) would be reasonably expected to impose or result in the imposition of a Material Adverse Effect.

(e) The Company shall have delivered to the Administrative Agent calculations demonstrating, in reasonable detail, that after giving effect to the purchase and sale of such Note, the Collateral Coverage Ratio on the applicable Purchase Date shall be equal to or greater than 1.20:1.00.

(f) The Company shall have delivered to the Administrative Agent calculations demonstrating, in reasonable detail, that after giving effect to the purchase and sale of such Note the ratio of Total Equity Capital to Total Outstandings on the applicable Purchase Date shall be equal to or greater than the ratio of Total Equity Capital to Total Outstandings set forth opposite the period during which such Purchase Date occurs:

Purchase Date occurring:	Ratio of Total Equity Capital to Total Outstandings:
on or before the 12 month anniversary of the Closing Date	1.00:1.00
after the 12 month anniversary of the Closing Date and on or before the 15 month anniversary of the Closing Date	1.05:1.00
after the 15 month anniversary of the Closing Date and on or before the 18 month anniversary of the Closing Date	1.15:1.00
after the 18 month anniversary of the Closing Date and on or before the 24 month anniversary of the Closing Date	1.20:1.00
after the 24 month anniversary of the Closing Date and on or before the 36 month anniversary of the Closing Date	1:50:1:00

Each Notice of Sale submitted by the Company, and the receipt and acceptance by the Company of the proceeds of each Note, shall be deemed to be a representation and warranty by the Company that the conditions specified in this Section 4.02 will be or have been satisfied on and as of the applicable Purchase Date, as the case may be, and shall be accompanied by a Compliance Certificate.

For purposes of determining compliance with the conditions specified in this Article IV, the Administrative Agent, each Holder and each Purchaser shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Person unless a Responsible Officer of the Company shall have received written notice from such Person prior to the borrowing hereunder specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Company represents, warrants and covenants to the Administrative Agent and the Holders that:

5.01 Existence, Qualification and Power; Compliance with Laws. Each Note Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business, except to the extent that the failure to obtain such governmental licenses, authorizations, consents or approvals could not reasonably be expected to result in a Material Adverse Effect and (ii) execute, deliver and perform its obligations under the Note Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where any Collateral is located and in each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except to the extent that the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Laws except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Note Party of each Note Document to which it is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (with the passage of time, the giving of notice or otherwise) (a) contravene or Conflict with the terms of any of such Person’s Organizational Documents; (b) Conflict with, or result in the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any Judgment or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of the foregoing clauses (b) and (c), to the extent that such Conflict or violation could not reasonably be expected to result in a Material Adverse Effect.

5.03 No Consent or Other Action. No Consent or Other Action by, from, with or to any other Person is required prior to or otherwise in connection with (a) the Company’s ownership of the Collateral and conduct of its Business, except those Consents the failure to obtain which could not reasonably be expected to result in a Material Adverse Effect, (b) any Note Party’s execution and delivery of, and performance of its obligations under, the Note Documents to which it is a party, (c) the Grant of any Lien granted hereby, or (d) the validity, perfection and maintenance of any Lien created hereby, except for (i) those consents already obtained and (ii) in the case of the foregoing clauses (c) and (d), the filing of the Financing Statement with the Filing Offices.

5.04 Binding Effect. This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by or on behalf of each Note Party that is a party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of each Note Party that is a party thereto, enforceable against such Note Party in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The unaudited financial statements of the Company for the fiscal year ended December 31, 2004, copies of which have been delivered to the Administrative Agent, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2004, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. Except as set forth on Schedule 5.06 attached hereto, there is no Litigation pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, (i) against the Company or any of its Subsidiaries or any of the Collateral that could reasonably be expected to result in a Material Adverse Effect, or (ii) pertaining to this Agreement or any other Note Document, or any of the transactions contemplated hereby.

5.07 No Default. Neither the Company nor any of its Subsidiaries is in default under any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.

5.08 Insurance. The Company is in compliance with the Insurance Requirements.

5.09 Taxes. The Company, its Subsidiaries and each Person which might have tax liabilities for which the Company or any Subsidiary is or may be liable (each, a “Tax Party”) (a) have filed, or caused to be filed, and will continue to file in a timely manner all Federal, state and other material tax returns and reports required to be filed, (b) have paid, and will continue to pay, all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets, (c) have paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by them, and (d) have collected, deposited and remitted, in accordance with all Requirements of Law, all sales and/or use taxes applicable to the conduct of their respective businesses, except, in each case, taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to the applicable Tax Party and with respect to which adequate reserves have been set aside on its books. There are no Liens on any properties or assets of the Company or any of its Subsidiaries imposed or arising as a result of the delinquent payment or the nonpayment of any tax, assessment, fee or other governmental charge. No Tax Party has given or consented to any waiver of the statute of limitations with respect to its tax liabilities for any fiscal year. Except as reflected in the most recent financial statements provided to the Administrative Agent, the Company does not know of any transaction or matter which might or could result in additional tax assessments to any Tax Party.

5.10 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.11 Company Information; Subsidiaries, Etc.

(a) As of the Closing Date, the legal names, federal taxpayer identification numbers, states of formation, organizational identification numbers and mailing addresses, as applicable, for each Note Party are accurately set forth on Schedule 5.11(a) attached hereto. The Company will not change its name or state of incorporation without providing the Administrative Agent with 10 Business Days prior written notice thereof.

(b) Except as disclosed in part (a) of Schedule 5.11(b) attached hereto, as of the Closing Date, the Company has not merged, consolidated, acquired all or substantially all of the assets of any Person or used any other name (whether in connection with the Business or the Collateral or for other business, obtaining credit or financing or otherwise) since January 1, 2001. As of the Closing Date, the Company does not have any Subsidiaries or Investment Vehicles other than those owned by the Company that are set forth on Schedule 5.11(b) attached hereto.

5.12 Purpose of Notes; Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Company intends to use the proceeds of the Notes solely as provided in Section 6.13 and does not intend to (and will not) use all or any portion of the proceeds of any Note for any purpose that would constitute a violation of Regulation T, U or X of the FRB.

(b) The Company (i) is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935 and (ii) is not, and is not required to be, registered as an “investment company” under the Investment Company Act of 1940.

5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Note Party to the Administrative Agent or any Holder in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.14 Compliance with Laws. The Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all Judgments applicable to it or to its properties, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.15 Business and Location.

(a) On the Closing Date, the Company’s chief executive office address is located at 500 Boylston Street, Suite 1600, Boston, MA 02116. The Company does not conduct any business or operations other than the Business and activities reasonably related or incidental thereto. Accurate and complete records of all Collateral are maintained at the Company’s chief executive office. The Company will not engage in any business or activities other than the Business and activities reasonably related or incidental thereto during the term hereof.

(b) Except as otherwise agreed to by the Administrative Agent, on the Closing Date, all Collateral constituting original instruments or certificates has been delivered to the Administrative Agent or are held for the benefit of the Company in a Securities Account or custodial account that is subject to a Securities Account Control Agreement; provided, that any Collateral consisting of original instruments or certificates that have not been delivered to the Administrative Agent or are not held in a Securities Account or custodial account that is subject to a Securities Account Control Agreement shall not be included for purposes of determining Eligible Collateral Value hereunder unless and until such Collateral shall have been so delivered or shall have become subject to a Securities Account Control Agreement.

(c) Except as otherwise agreed to by the Administrative Agent, on the Closing Date, all Collateral Revenues and Proceeds of Collateral are on deposit in a Deposit Account that is subject to a Deposit Account Control Agreement; provided, that to the extent any Collateral Revenues or Proceeds of Collateral are not so deposited, such Collateral Revenues and Proceeds shall not be included for purposes of determining Eligible Collateral Value hereunder unless and until such Collateral Revenues or Proceeds of Collateral shall have been deposited in a Deposit Account subject to a Deposit Account Control Agreement.

5.16 Financing Statement; Perfected Security Interest. The Company hereby authorizes the Administrative Agent, on behalf of Holders, to file the Financing Statement in the form attached hereto as Exhibit G in the Filing Office or in such other locations as the Administrative Agent, on behalf of Holders, may now or hereafter deem necessary or prudent in its reasonable discretion. The execution and delivery of this Agreement and the Grant of the Lien in favor of the Administrative Agent hereunder create a valid, enforceable Lien in the Collateral and the Proceeds thereof. The Filing Office is the only office where a financing statement is required to be filed under the UCC in order to perfect such security interest in all Filing Collateral. Following the filing of the Financing Statement in the form attached hereto as Exhibit G in the Filing Office and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Filing Collateral (including all Securities Accounts) is a first priority perfected security interest. Following the Administrative Agent’s obtaining “control” within the meaning of the UCC, and subject to Permitted Encumbrances, the Lien of the Administrative Agent, on behalf of Holders, in all Control Collateral that does not also constitute Filing Collateral is a first priority perfected security interest. Upon delivery into the Administrative Agent’s possession of all Possessory Collateral that does not also constitute Filing Collateral, the Lien therein of the Administrative Agent, on behalf of Holders, will be a first priority perfected security interest.

5.17 Title; Sufficiency; No Liens. The Company has and will maintain good title to the Collateral free of all Liens (other than the Lien granted to the Administrative Agent, on behalf of the Holders, hereunder and Permitted Encumbrances). Except with respect to filings reflecting Permitted Encumbrances, there is no effective financing statement (or similar statement, agreement, pledge, deed of trust, mortgage, notice or registration), Lien, or, to the Company’s knowledge, Judgment filed with, registered, indexed or recorded in any Governmental Authority, directly or indirectly identifying or encumbering or covering or involving any Collateral or which could reasonably be expected to have a Material Adverse Effect. The Company shall take actions necessary to terminate all effective filings other than those reflecting Permitted Encumbrances prior to or concurrently with the sale of the initial Notes.

5.18 No Further Liens on Collateral. Other than with respect to the Lien granted herein to the Administrative Agent on behalf of the Holders and other than with respect to Permitted Encumbrances, the Company has not entered into, and will not enter into, any agreement or understanding or take, permit or suffer to exist any action (including the filing of a financing statement, agreement, pledge, deed of trust or mortgage, notice or registration) or event

(whether by operation of law or otherwise) for the purpose of, or that may have the effect of, directly or indirectly, Granting or permitting any Lien on any Collateral, any interest therein or rights pertaining thereto.

5.19 Capitalization; Solvency.

(a) As of the Closing Date, all of the issued and outstanding Capital Stock of the Company is directly and beneficially owned and held as described in Schedule 5.19(a) attached hereto, and such Capital Stock has been duly authorized. The Company has determined, following diligent inquiry and investigation, that the holding by each holder of such Capital Stock of its equity interests in the Company (individually and collectively with all other holders of Capital Stock of the Company) will not cause the Company to be in violation or default under any Law, including the Investment Company Act of 1940, the USA Patriot Act or any anti-money laundering Law.

(b) The Company is Solvent and will continue to be Solvent after giving effect to each sale of Notes hereunder, the security interests of Administrative Agent, on behalf of Holders, and the other transactions contemplated hereunder.

5.20 Brokers and Financial Advisors. Other than as set forth on Schedule 5.20, no brokers or finders were used by the Company in connection with the financing contemplated hereby and the Company hereby agrees to indemnify and hold the Administrative Agent and the Holders harmless from and against any and all liabilities, costs and expenses (including reasonable attorney’s fees and court costs) suffered or incurred by the Administrative Agent or any such Holder as a result of any Person claiming to have acted as a broker or finder on behalf of the Company in connection with the transaction contemplated hereby. The provisions of this Section shall survive the expiration and termination of this Agreement and the payment of the Obligations.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Commitment remains in effect or any Note or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall:

6.01 Financial Statements. Deliver to the Administrative Agent and, except as indicated below, each Holder, in form and detail reasonably satisfactory to the Administrative Agent:

(a) As soon as available, but in any event within 60 days after the end of each fiscal quarter of the Company (except the last fiscal quarter of each fiscal year of the Company), consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter, together with consolidated statements of income and cash flows for such fiscal quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such fiscal quarter, certified by the chief financial officer, the controller or the treasurer of the Company; and

(b) As soon as available, but in any event within 120 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

6.02 Certificates; Other Information. Deliver to the Administrative Agent:

(a) (w) On each Purchase Date, (x) promptly following the Incurrence by the Company of Senior Secured Debt which shall cause the Total Leverage Ratio to exceed 6.00:1.00, (y) within 15 Business Days after the end of each of the first 4 calendar months ending after the Closing Date and (z) within 10 Business Days after the end of each calendar month thereafter, a certificate of a Responsible Officer of the Company substantially in the form attached hereto as Exhibit I (each, a “Compliance Certificate”) (i) showing in reasonable detail the calculations used in determining Total Leverage Ratio (for purposes of determining the Applicable Margin), Collateral Coverage Ratio, for demonstrating compliance with Section 7.01(a)(i) and 7.01(b) and for demonstrating compliance with the other matters specified therein (provided, that for purposes of calculating the Total Leverage Ratio on any Purchase Date, such Total Leverage Ratio shall be calculated based on the Total Debt and the Eligible Collateral Value as determined on the basis of the information set forth in the Company’s financial statements then most recently delivered to the Administrative Agent, after giving pro forma effect to the purchase of Notes on the applicable Purchase Date) and (ii) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the Company proposes to take with respect thereto;

(b) At any time after the initial public offering of the Company’s Common Stock, promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(c) Promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as the Administrative Agent may from time to time reasonably request.

Any documents, schedules, invoices or other papers delivered to the Administrative Agent or the Holders may (but shall not be required to) be destroyed or otherwise disposed of by the Administrative Agent or the Holders at any time after the same are delivered to the Administrative Agent or the Holders, except as otherwise designated by the Company to the Administrative Agent in writing, but shall at all times be subject to the confidentiality provisions of Section 12.08 hereof.

The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Holder shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly notify the Administrative Agent and each Holder:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, to the extent applicable, (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute or Litigation between the Company or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any Litigation affecting the Company or any Subsidiary; or (iv) any material loss, damage, or Litigation relating to the Collateral;

(c) of the occurrence of any ERISA Event; and

(d) of any material change in accounting policies or financial reporting practices by the Company requiring the Company to restate any of its financial statement previously delivered to the Administrative Agent pursuant to Section 6.01.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.

6.04 Payment of Obligations. Pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company; (b) all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Encumbrance) upon any property of the Company; and (c) all Indebtedness of the Company, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; and (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (in the case of this clause (b)) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Insurance. At the Company’s sole cost and expense, (a) maintain policies of insurance for director, officer and company liability with the insurance companies providing such policies to the Company as of the Closing Date, or such other financially sound and reputable insurance companies acceptable to the Administrative Agent, in amounts not less than the amounts of the Company’s policies existing as of the Closing Date, and in each case, which policies are otherwise consistent with sound business practice for entities with lines of business substantially similar to those lines of business conducted by the Company, and the Company will furnish to the Administrative Agent upon request full information as to the insurance carried, (b) timely pay all premiums, fees and charges required in connection with all of its insurance policies and otherwise continue to maintain such policies in full force and effect; and (c) promptly notify the Administrative Agent of any loss in excess of $2,000,000 covered by or claim under or notice made in connection with any such insurance policies.

6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all Judgments applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or Judgment is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08 Books and Records. Maintain (a) proper books of record and account, in which full, true and correct entries in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and its Subsidiaries; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or its Subsidiaries.

6.09 Inspection Rights. Permit representatives and agents of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make abstracts therefrom (but not copies thereof), and to discuss its affairs, finances and accounts with its directors, officers and independent public accountants (provided that representatives of the Company may be present at any such discussion), all at the expense of the Administrative Agent (unless an Event of Default has occurred and is continuing) (which expense shall not be reimbursable by the Company pursuant to Sections 12.04 or 12.05) and at such reasonable times during normal business hours and as often as may be reasonably desired, upon a reasonable advance written notice to the Company; provided that when an Event of Default exists the Administrative Agent (or any of representative or agent thereof) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

6.10 Banks and Payments. Cause all Collateral Revenues and Proceeds to be deposited in Deposit Accounts with the bank(s) listed on Schedule 6.10 attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.10 reflecting any changes with respect to the Deposit Accounts maintained by the Company. With respect to any new Deposit Account reflected on a revised Schedule 6.10 delivered after the Closing Date, prior to depositing any Collateral, Collateral Revenues or Proceeds into such new account, the Company shall enter into a Deposit Account Control Agreement with respect to such Deposit Account. The Administrative Agent agrees that if it shall have given instructions to any depositary bank pursuant to any Deposit Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived by the Administrative Agent, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each Deposit Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Deposit Account.

6.11 Securities and Investments. Cause all Collateral consisting of securities and Investments (other than Excluded Collateral) owned by the Company and held by a securities intermediary (other than Excluded Collateral) to be held in one of the Securities Accounts listed on Schedule 6.11 attached hereto, which Schedule may be updated by the Company from time to time by delivering to the Administrative Agent a revised Schedule 6.11 reflecting any changes with respect to the Securities Accounts maintained by the Company. With respect to any new Securities Account reflected on a revised Schedule 6.11 delivered after the Closing Date, prior to causing any Collateral consisting of securities or Investments owned by the Company (other than Excluded Collateral) to be held in any such new Securities Account, the Company shall enter into a Securities Account Control Agreement with respect to such Securities Account. The Administrative Agent agrees that if it shall have given instructions to any institution maintaining a Securities Account pursuant to any Securities Account Control Agreement and the Event of Default related thereto shall be cured to the satisfaction of the Administrative Agent or waived by the Administrative Agent, the Administrative Agent shall, upon the request of the Company, withdraw such instruction. Each such Securities Account Control Agreement shall constitute a present grant of control to the Administrative Agent and shall provide the Administrative Agent, for the benefit of the Holders, a first priority security interest in the affected Securities Account.

6.12 Additional Subsidiary Guarantors. At such time, if any, as (a) any Subsidiary that is an Investment Vehicle or (b) any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, becomes liable as a guarantor in respect of any Indebtedness of the Company or any Subsidiary Guarantor, the Company shall (if such Investment Vehicle or other Subsidiary is not already a Subsidiary Guarantor), within five Business Days thereafter, (i) cause such Investment Vehicle or other Subsidiary to become a party to the Subsidiary Guaranty in the manner contemplated thereby and (ii) deliver to the Administrative Agent all such documents, certificates, resolutions, opinions and other items pertaining to such Investment Vehicle or other Subsidiary as would be required to be delivered to the Administrative Agent on the Closing Date with respect to any Subsidiary Guarantor that would be an initial party to the Subsidiary Guaranty.

6.13 Use of Proceeds. The Company shall use the proceeds of the Notes (a) to fund the purchase and origination of loans and equity Investments and other credit products in the ordinary course of its business, (b) for working capital purposes, and (c) for other general corporate purposes.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Commitment remains in effect or any Note or other Obligation hereunder (other than, following the termination of this Agreement in accordance with its terms, any Obligation as to which no claim has been made) shall remain unpaid or unsatisfied, the Company shall not:

7.01 Indebtedness.

(a) Limitation on Total Debt. Incur, or permit any of its Subsidiaries to Incur, any Indebtedness on or after the Closing Date, except for the following:

(i) any Indebtedness, so long as (A) both prior to and (on a pro forma basis) after giving effect to such Incurrence and any optional redemption of Notes under Section 2.02(a), the Total Leverage Ratio shall be less than 8.00:1.00, and (B) after giving effect to such Incurrence (on a pro forma basis), the Company could Incur at least $1.00 of additional Indebtedness pursuant to this Section 7.01(a) without regard to the requirement set forth in this clause (B).

(ii) any Indebtedness under any traditional repurchase agreement financing;

(iii) Indebtedness existing on the date of this Agreement and disclosed on Schedule 7.01(a)(ii);

(iv) any Permitted Refinancing Indebtedness;

(v) any Indebtedness arising from intercompany loans; and

(vi) Guaranty Obligations in respect of Indebtedness not prohibited by this Section 7.01.

(b) Limitation on Total Senior Secured Debt. Notwithstanding the provisions of Section 7.01(a)(i), the Company shall not permit Total Senior Secured Debt at any time to exceed $100,000,000 in principal amount.

7.02 Liens. Directly or indirectly create, incur, assume or suffer to exist, or permit any of its Subsidiaries, directly or indirectly, to create, incur, assume or suffer to exist, any Lien upon any of their respective properties or assets of any kind (including any Excluded Collateral), whether now owned or hereafter acquired, or any income or profits therefrom, or otherwise assign any rights to receive any income or profits therefrom, except for the following:

(a) Liens pursuant to any Note Document;

(b) Liens existing on the date hereof and listed on Schedule 7.02(b) and any renewal, extension, refinancing or refunding thereof which does not encumber additional property;

(c) Customary Permitted Liens;

(d) Liens securing any Indebtedness (including any Permitted Refinancing Indebtedness) that is not prohibited under Section 7.01;

(e) Liens arising in respect of purchase money Indebtedness or Capital Leases (including the interest of a lessor under a Capital Lease and purchase money Liens to which any property is subject at the time, on or after the date hereof);

(f) Liens on property of the Company or any of its Subsidiaries pledged to secure any obligations of such Persons under any Hedge Agreements; and

(g) Liens not otherwise permitted by the foregoing clauses of this Section 7.02 securing obligations or other liabilities; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $500,000 at any time.

7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, provided that the Company may merge or consolidate with, or Dispose of all or substantially all of its assets to or in favor of any Person so long as (a) either (i) the Company is the surviving or continuing Person after such merger or consolidation or (ii) the surviving or continuing Person after such merger or consolidation, or the Person to which such Disposition is made, as the case may be, is incorporated or organized under the laws of any State of the United States and such corporation expressly assumes all obligations of Company under this Agreement and the other Note Documents, (b) after giving effect to such transaction, the Company or such other corporation, as the case may be, has a Consolidated Net Worth at least equal to the Consolidated Net Worth of the Company prior to giving effect to such transaction, (c) no Default or Event of Default has occurred and is continuing either prior to or after giving effect to such transaction, and (d) on a pro forma basis, the Company or such other corporation, as the case may be, could Incur at least $1.00 of additional Indebtedness under Section 7.01(a)(i) (without regard to the requirement set forth in clause (B) of the proviso contained therein) after giving effect to such transaction.

7.04 Dispositions. Dispose, or permit any Subsidiary to Dispose, of any Collateral or any other property or assets of the Company or such Subsidiary, or enter into any agreement to make any such Disposition, except:

(a) Dispositions permitted by Section 7.03 or Section 7.05 and Liens permitted by Section 7.02;

(b) Dispositions of property by the Company or any of its Subsidiaries to the Company or any other Subsidiary of the Company;

(c) Dispositions of Cash and Cash Equivalents;

(d) Dispositions of fixed assets; provided that in the event that the property so Disposed has a Fair Market Value in excess of $250,000, at least 75% of the consideration received in respect of such Disposition is for Cash; and

(e) Dispositions not otherwise permitted above; provided that in the event any such Disposition is for an amount in excess of $ 1,000,000 (i) the Company or such Subsidiary receives at least the Fair Market Value of the assets Disposed of and (ii) (A) with respect to a Disposition of any Collateral or of any other property or assets of the Company, the Company reinvests the proceeds of such Disposition in the Business or makes an Asset Sale Offer with respect to any proceeds not so reinvested, and (B) with respect to a Disposition of any property or other assets of any Subsidiary, after payment of all Indebtedness of such Subsidiary and other amounts required to be paid by such Subsidiary on the next payment date with respect thereto to Persons other than the Company or required to be reserved by such Subsidiary, the Company’s portion of any remaining proceeds are either distributed to the Company, in which case such proceeds shall be treated by the Company as if they were proceeds from a Disposition by the Company pursuant to the immediately preceding clause (ii)(A) or will be reinvested by such Subsidiary in its business in accordance with the Subsidiary’s related transaction documents; and

(f) Dispositions of property, real estate or assets owned or acquired as part of a restructuring or workout of any Investment that are not otherwise permitted above to the extent such Dispositions are made in the ordinary course of business.

7.05 Restricted Payments. Directly or indirectly declare, pay or make any Restricted Payment, or set aside or otherwise deposit or invest any sums for such purpose, or agree to do any of the foregoing; provided that the Company may declare, pay or make any Restricted Payment if, at the time of and after giving effect to such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or shall be caused thereby;

(b) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made on or after the Closing Date and prior to the making of the proposed Restricted Payment, does not exceed the sum of (i) 50% of the cumulative Consolidated Net Income of the Company for the period from the Closing Date to the date such Restricted Payment is made plus (ii) the aggregate net cash proceeds received by the Company after the Closing Date from the issuance of any Capital Stock (other than Disqualified Capital Stock) of the Company or from the issuance of any Indebtedness or other securities of the Company that (A) at the time of issuance thereof, were convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company and (B) have been so converted, exercised or exchanged prior to the date such Restricted Payment is made;

(c) prior to and after giving effect to such Restricted Payment, on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under Section 7.01(a)(i) (without regard to the requirement set forth in clause (B) of the proviso contained therein); and

(d) not less than 5 days prior to making such Restricted Payment, the Company shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Company in the form attached hereto as Exhibit J to the effect that the requirements set forth in the immediately preceding clauses (a), (b) and (c) will be complied with, which certificate shall be true, correct and complete in all material respects both immediately before and after giving effect to such Restricted Payment.

Nothing in this Section 7.05 will prohibit (without duplication) (i) the defeasance, redemption, retirement, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from an Incurrence of Permitted Refinancing Indebtedness; (ii) the repurchase, redemption or other acquisition or retirement for value in the ordinary course of business of any Capital Stock of the Company from any present or former employee, officer or independent director of the Company or any of its Subsidiaries received by such Person in connection with such Person’s compensation (including in connection with such Person’s death, disability, or termination of employment) or (iii) Restricted Payments the proceeds of which will be used by the Company to make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company.

7.06 Change in Nature of Business. Without the Administrative Agent’s prior consent, engage in any material line of business substantially different from the Business.

7.07 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than (a) transactions among the Company and its Subsidiaries, (b) transactions pursuant to Contractual Obligations in effect on the Closing Date, (c) Restricted Payments that are not prohibited hereunder and (d) those conducted on fair and reasonable terms substantially as favorable to the Company as would be obtainable by the Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that any such transaction described in this clause (d) involving an amount in excess of $500,000 shall be approved in advance by the board of directors of the Company.

7.08 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Note Document) that limits the ability of:

(a) any Subsidiary or any Investment Vehicle to make Restricted Payments to the Company or to otherwise transfer property to the Company, other than (i) in the case of any Investment Vehicle or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities existing on the date hereof, the limitations set forth in the Organizational Documents or in the underlying agreements to which such Investment Vehicle or other Subsidiary is a party, (ii) in the case of any Investment Vehicle or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities, such limitations as are of a type customarily set forth in the Organizational Documents of CLOs, CDOs or “warehouse” lending or borrowing facilities or in the underlying agreements for Investments of the type being made by any such Investment Vehicle or other Subsidiary or (iii) such limitations as are reasonable and customary in connection with a financing entered into by any such Subsidiary or Investment Vehicle; or

(b) the Company to create, incur or assume Liens on its assets or property (other than assets or property which have been identified as Excluded Collateral in the deliveries made to the

Administrative Agent in accordance with the definition of “Excluded Collateral” and Section 6.01(b) hereof and which do not cause the Company to fail to be in compliance with Section 8.02 hereof) in favor of the Administrative Agent to secure the Obligations.

7.09 Use of Proceeds. Use the proceeds of any Note for any purpose that (a) constitutes a violation of Regulations T, U or X promulgated by the FRB or (b) is not otherwise permitted by Section 6.13.

ARTICLE VIII.

SECURITY FOR OBLIGATIONS

8.01 Grant of Security in the Collateral. To secure the payment and performance in full of all of the Obligations, the Company hereby Grants to the Administrative Agent for the benefit of the Holders a continuing security interest and Lien on and with respect to any and all right, title and interest of the Company in and to the Collateral, whether now owned and existing or hereafter acquired or arising; all additions thereto, substitutions therefor and replacements and improvements of or to any or all of the foregoing; and all Proceeds of the foregoing. The Company shall take all actions reasonably requested by the Administrative Agent to cause the Liens granted hereunder to constitute first priority security interests, subject only to the Permitted Encumbrances.

8.02 The Company’s Possession. Upon and during the continuation of an Event of Default, to the extent the same shall, from time to time, be in the Company’s possession, the Company will hold the Collateral and all writings evidencing or relating to the Collateral in trust for the Administrative Agent, on behalf of the Holders, and, upon request or as otherwise provided herein, promptly deliver the same to the Administrative Agent, in the form received and at a time and in a manner satisfactory to the Administrative Agent. With respect to the Collateral in the Company’s possession, the Company shall at the Administrative Agent’s request take such action as the Administrative Agent in its reasonable discretion deems necessary or desirable to create, perfect and protect the security interest of the Administrative Agent, on behalf of the Holders, in any of the Collateral and to preserve or enhance the value thereof.

8.03 Administrative Agent’s Possession. With respect to all of the Collateral delivered or transferred to, or otherwise in the custody or control of (including any items in transit to or set apart for) the Administrative Agent or any of its agents, associates or correspondents, for the benefit of the Holders, in accordance with this Agreement, the Company agrees that (a) such Collateral will be deemed for UCC purposes to be in the possession of the Administrative Agent, for the benefit of the Holders; (b) the Company will have no right to withdraw or substitute any such Collateral other than to the extent otherwise permitted hereunder; and (c) following the occurrence and during the continuance of an Event of Default, the Administrative Agent, for the benefit of the Holders, may in it its reasonable discretion and without notice, without obligation or liability (except to account for property actually received by it as required hereunder), and without affecting or discharging the Obligations, (i) further transfer and segregate the Collateral in its possession; (ii) receive Collateral Revenues or Proceeds and hold the same as a part of the Collateral and/or apply the same as hereinafter provided; and (iii) exchange any of the Collateral for other property upon reorganization, recapitalization or other readjustment of the Company. Following the occurrence of an Event of Default, the

Administrative Agent, for the benefit of the Holders, is authorized, subject at all times to the requirements of applicable Law, (A) to exercise or cause its nominee to exercise all or any rights, powers and privileges (including to vote) on or with respect to the Collateral with the same force and effect as an absolute owner thereof; (B) to demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral; and (C) to extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral. Notwithstanding the rights accorded the Administrative Agent or the Holders with respect to the Collateral, and except to the extent provided for in this Agreement or required by the UCC or other applicable Law (which requirement cannot be modified, waived or excused), the Administrative Agent’s (and any Holder’s) sole duty with respect to any Collateral in its possession (with respect to custody, preservation, safekeeping or otherwise and whether under Section 9-207 of the UCC or otherwise) will be to deal with it in the same manner that such party deals with similar property owned and possessed by it for its own account. Without limiting the foregoing, the Administrative Agent (and the Holders), and any of its (and their) officers, directors, members, partners, trustees, owners, debt holders, employees, representatives, agents and designees, except as otherwise required by applicable Law, (v) will have no duty with respect to the Collateral or the rights granted hereunder; (w) will not be required to sell, invest, substitute, replace or otherwise dispose of the Collateral; (x) will not be required to take any steps necessary to preserve any rights against prior parties to any of the Collateral; (y) will not be liable for (or deemed to have made an election of or exercised any right or remedy on account of) any delay or failure to demand, collect or realize upon any of the Collateral; and (z) will have no obligation or liability in connection with the Collateral or arising under this Agreement. The Company agrees that such standard of care is reasonable and appropriate under the circumstances.

8.04 Automatic Release of Security Interest.

(a) Upon any Disposition by the Company of any Collateral, in each case that is permitted by and otherwise in accordance with the terms of this Agreement, the pledge, security interest and lien of the Administrative Agent in such Collateral, and in all Collateral Revenues and other Proceeds thereafter paid with respect to such Collateral (but not in the proceeds of such Disposition) shall, immediately upon such Disposition, and without any further action on the part of the Administrative Agent, be released except to the extent of the interest, if any, in such Collateral which is then retained by the Company or which thereafter reverts to the Company for any reason. At the request and expense of the Company following any such release, the Administrative Agent shall deliver to the Company any Collateral so released that is then held by the Administrative Agent hereunder and execute and deliver to the Company such releases or other documents as the Company shall reasonably request to evidence or effectuate such release of Liens (including UCC termination statements and termination letters with respect to control agreements in favor of the Administrative Agent relating to the Company’s Deposit Accounts and Securities Accounts).

(b) It is expressly understood that, during the continuance of any Event of Default, the Disposition of any Collateral shall not have the effect of releasing the Lien therein of the Administrative Agent unless such Disposition shall have been for Cash or Cash Equivalents and the net proceeds thereof shall have been remitted to the Administrative Agent for application against the Obligations.

(c) Each of the Purchasers and the Holders hereby directs the Administrative Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this Section 8.04 promptly upon the effectiveness of any such release and the request therefor by the Company.

ARTICLE IX.

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Company fails to pay (i) when and as required to be paid as set forth herein, any payment of principal or (ii) within five days after the same becomes due, any interest, fee or other amount (other than principal) due hereunder or under any other Note Document; or

(b) Specific Covenants. The Company fails to perform or observe (i) any term, covenant or agreement contained in any of Section 6.05(a) or Article VII or (ii) any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.10, 6.11, 6.12 or 6.13 and such failure continues for 10 Business Days; provided that, with respect to any Default under Section 6.01 or Section 6.02, if such Default occurred as a result of extraordinary circumstances without any fault on the part of the Company, such cure period shall be extended by such additional time as may be reasonably requested by the Company, which request shall not be unreasonably withheld; provided that no Notes may be issued at any time when Company shall have failed to deliver a Compliance Certificate to the extent required by, and in accordance with, Section 6.02(a); or

(c) Other Defaults. The Company fails to perform or observe any other covenant or agreement (not specified in subsection (a), (b) or (c) above) contained in any Note Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Note Party herein, in any other Note Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Payment Default under Other Instruments. A default shall occur under any of the Company’s Indebtedness (other than the Obligations), which default (i) is caused by a failure by the Company to pay any principal on such Indebtedness at final maturity (a “Payment Default”) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, (A) the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more and (B) such Payment Default has not been cured, or such acceleration has not been rescinded, as the case may be, within 30 days after the occurrence or declaration thereof; provided, that such 30 day period shall be deemed to have terminated upon the commencement of the exercise of remedies by the holders of such Indebtedness; or

(f) Insolvency Proceedings, Etc. The Company or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Company or any of its Subsidiaries (i) a final judgment or order of a court of competent jurisdiction for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment or order remains undischarged, unpaid, unstayed, unbonded or undismissed as of the earlier to occur of (x) 30 consecutive days after such judgment or order is entered and (y) the date such judgment or order becomes non-appealable; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000; or

(j) Invalidity of Note Documents. Any Note Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Note Party denies in writing the validity or enforceability of any Note Document to which it is a party; or any Note Party denies in writing that it has any or further liability or obligation under any Note Document to which it is a party, or purports in writing to revoke, terminate or rescind any such Note Document; or

(k) Fundamental Changes. The Company or any other Note Party shall attempt to terminate, revoke or disclaim any Obligation to the Administrative Agent or any Holder (except strictly in accordance with its terms).

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, subject to Section 10.12, at the request of, or may, with the consent of, the Required Holders, take any or all of the following actions:

(a) declare the Commitments to be terminated, whereupon the Commitments shall be terminated;

(b) declare the unpaid face amount of all outstanding Notes, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Note Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company;

(c) exercise on behalf of itself and the Holders all rights and remedies available to it and the Holders under the Note Documents or applicable law, which shall include the rights, powers and remedies (i) granted to secured parties under the UCC or other applicable Uniform Commercial Code; (ii) granted to the Administrative Agent or the Holders under any other applicable Law; or (iii) granted to the Administrative Agent or the Holders under this Agreement, the Notes or any other Note Document or any other agreement between any Note Party and the Administrative Agent or the Holders;

(d) without the Company’s assent, without advertisements or notices of any kind (except for the notice specified in Section 9.04 below regarding notice required in connection with a public or private sale), or demand of performance or other demand, or obligation or liability (except to account for amounts actually received) to or upon any Note Party or any other Person (all such advertisements, notices and demands, obligation and liabilities, if any, hereby being expressly waived and discharged to the extent permitted by Law), forthwith, directly or through its agents or representatives, (i) disclose such default and other matters (including the name of any Note Party) in connection therewith to any Person in the Administrative Agent’s and the Holders’ reasonable discretion; (ii) to the extent permitted by applicable Law, enter any premises owned or leased by any Note Party, with or without the assistance of other persons or legal process; (iii) require any Note Party to account for, segregate, make available and deliver to the Administrative Agent, its agents or representatives, for the benefit of the Holders, the Collateral, at any place and time designated by the Administrative Agent or the Holders; (iv) take possession of, operate, render unusable, remove from any location, collect, transfer and receive, recover, appropriate, foreclose, extend payment of, adjust, compromise, settle, release any claims included in, and do all other acts or things necessary, or that the Administrative Agent or the Holders in their sole discretion deem appropriate, to protect, maintain, preserve and realize upon, the Collateral and any products and proceeds thereof, in whole or in part; (v) exercise all rights, powers and interests with respect to any and all Collateral, and sell, assign, lease, license, pledge, transfer, negotiate (including endorse checks, drafts, orders, or instruments), deliver or otherwise dispose (by contract, option(s) or otherwise) of the Collateral or any part thereof; and (vi) without regard to the sufficiency of the security for repayment of the Obligations and without notice to any Note Party, or any showing of insolvency, fraud or mismanagement on the part of any Note Party and without the necessity of filing any judicial or other proceeding other than the proceeding for appointment of a receiver, and without regard to the then value of the Collateral, the Administrative Agent and the Holders shall be entitled to the ex parte appointment of a receiver or receivers for the protection, control and management of the Collateral. Any such disposition may be in one or more public or private sales, at or upon an exchange, board or system or in the State where any Collateral is located or elsewhere, at such price, for cash or credit (or for future delivery without credit risk) and upon such other terms and conditions as it deems appropriate, with the right of the Holders, to the extent permitted by Law upon any such sale or sales, public or private, to purchase the whole or any part of said Collateral, free of any right, claim or equity of redemption of or in any Note Party (such rights, claims and equity of redemption, if any, hereby being expressly waived). If any of the Collateral is sold or leased by the Administrative Agent, on behalf of the Holders, upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by the Administrative Agent, for the benefit of the Holders. In the event the Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Note Party waives the posting of any bond which might otherwise be required by Law. Notwithstanding that the Administrative Agent or any Holder, whether in its own behalf and/or on behalf of another or others, may continue to hold the Collateral and regardless of the value thereof, or any delay or failure to dispose thereof, unless and then only to the extent that the Administrative Agent or any such Holder retains the Collateral in full satisfaction of the Obligations in accordance with the UCC, each Note Party shall be and remain liable for the payment in full of any balance of the Obligations and expenses at any time unpaid. Without limiting the foregoing, upon any Note Party’s failure to abide by and comply with its obligations hereunder or under the other Note Documents, in addition to its other rights and remedies, the Administrative Agent, on behalf of the Holders, may (but is not required to), in its sole discretion and to the extent it deems necessary, advisable or appropriate, take or cause to be taken such actions or things to be done (including the payment or the advancement of funds, or requiring advancement of funds to be held by the Administrative Agent, for the benefit of the Holders, to fund such obligations, including taxes or insurance) as may be required hereby (or necessary or desirable in connection herewith) to correct such failure (including causing the Collateral to be maintained or insurance protection required hereby to be procured and maintained) and any and all costs and expenses incurred (including reasonable attorneys fees and disbursements) in connection therewith shall be included in the Obligations and shall be immediately due and payable and bear interest at the Default Rate;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code, the Commitments shall automatically terminate, the unpaid face amount of all outstanding Notes and all interest and other amounts as aforesaid shall automatically become due and payable, without further act of the Administrative Agent or any Holder.

All such rights, powers and remedies shall be cumulative and not alternative and enforceable, in Required Holders’ discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Note Party of this Agreement or any of the other Note Documents. Any single or partial exercise of, or forbearance, failure or delay in exercising any right, power or remedy shall not be, nor shall any such single or partial exercise of, or forbearance, failure or delay be deemed to be a limitation, modification or waiver of any right, power or remedy and shall not preclude the further exercise thereof; and every right, power and remedy of the Administrative Agent or the Holders shall continue in full force and effect until such right, power and remedy is specifically waived by an instrument in writing executed and delivered with respect to each such waiver by such parties.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Notes have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such and including all costs and expenses (including Attorney Costs, trustee fees and court costs) incurred in connection with any collection, receipt, recovery, appropriation, foreclosure or realization, or from any use, operation, sale, assignment, lease, pledge, transfer, delivery or disposition of all or any of the Collateral, or with respect to the care, safekeeping, custody, maintenance, protection, administration or otherwise of any and all of the Collateral or in any way relating to the rights of the Administrative Agent and the Holders under this Agreement;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Holders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes, ratably among the Holders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting the unpaid face amount of the Notes (in such order as shall be determined by the Administrative Agent in its reasonable discretion), ratably among the Holders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment, satisfaction or discharge of any other Indebtedness or Obligations (including any reimbursement, subrogation, contribution or other obligation to any Person), or otherwise as may be permitted or as required by any law, rule or regulation (including Section 9-615(a)(3) of the UCC); and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

9.04 Required Notice of Sale. In exercising its rights, powers and remedies as secured party, the Administrative Agent, on behalf of the Holders, agrees to give the Company (i) one day’s advance notice in the case of any publicly traded securities and (ii) 10 days’ advance notice in the case of any other type of collateral, of the time and place of any public sale of such Collateral or of the time after which any private sale of such Collateral may take place. The Company agrees that such period and notice is commercially reasonable under the circumstances.

ARTICLE X.

RIGHT TO CURE; POST-DEFAULT POWER OF ATTORNEY

10.01 Right to Cure. The Administrative Agent, on behalf of the Holders, may, at its option but without any obligation, after an Event of Default that is continuing, after consultation with the Company, cure any default by any Note Party under any Contractual Obligation when due or pay or bond on appeal any judgment entered against any Note Party; discharge taxes or other Liens at any time levied on or existing with respect to the Collateral; and pay any amount, incur any expense or perform any act which, in the Administrative Agent’s reasonable judgment, after consultation with the Company, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of the Administrative Agent or the Holders with respect thereto. The Administrative Agent may add any amounts so expended to the Obligations, such amounts to be repayable by the Company on demand. The Administrative Agent shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Note Party. Any payment made or other action taken by the Administrative Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

10.02 Power of Attorney. Each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, irrevocably constitutes and appoints, effective during the continuance of an Event of Default, the Administrative Agent acting through any authorized officer or agent thereof, with full power of substitution, as such Note Party’s true and lawful attorney-in-fact with full irrevocable power and authority in such Note Party’s place and stead and in such Note Party’s name or in its own name, from time to time in the Administrative Agent’s reasonable discretion, to receive and open mail addressed to such Note Party, to take any and all action, to do all things, to execute, endorse, deliver and file any and all writings, documents, instruments, notices, statements (including financing statements and writings to correct any ambiguity in any Note Document), checks, drafts, acceptances, money orders, or other evidence of payment or Proceeds with respect to the Collateral, which may be or become necessary or desirable in the discretion of the Administrative Agent to accomplish the terms, purposes and intent of, or to fulfill such Note Party’s obligations under the Note Documents to which such Note Party is a party, including the right to enter into any control agreements on behalf of the Company in accordance with Sections 6.10 and 6.11, to appear in and defend any action or proceeding brought with respect to the Collateral, and to bring any action or proceeding, in the name and on behalf of the Company, which the Administrative Agent, in its discretion, deems necessary or appropriate to protect its interest in the Collateral. This power is coupled with an interest and is irrevocable until the Event of Default is cured or waived. Each Note Party hereby, or by executing and delivering the Subsidiary Guaranty, as the case may be, releases the Administrative Agent, the Holders and their respective officers, directors, members, partners, trustees, debt holders, employees, representatives, agents and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except and only to the extent the same results from the applicable released party’s gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

ARTICLE XI.

ADMINISTRATIVE AGENT

11.01 Appointment and Authorization of Administrative Agent. Each Holder hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action as contractual representative on its behalf under the provisions of this Agreement and each other Note Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Note Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Note Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any trustee or fiduciary relationship with any Holder or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Note Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Note Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

11.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Note Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct with respect to such selection.

11.03 Liability of Administrative Agent.

(a) No Agent-Related Person shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Note Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (ii) be responsible in any manner to any Holder or participant for any recital, statement, representation or warranty made by the Company or any of its Affiliates or any officer thereof, contained herein or in any other Note Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Note Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Note Document, or for any failure of the Company or any other Note Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Holder or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Note Document, or to inspect the properties, books or records of the Company or any Affiliate thereof.

(b) The Administrative Agent shall have no obligation whatsoever to the Holders or to any other Person (other than to the Company to the extent set forth in this Agreement) to assure that the Collateral exists or is owned by the Company, or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent hereunder or in any of the Note Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its reasonable discretion, given the Administrative Agent’s own interest in the Collateral as one of the Holders and that the Administrative Agent shall have no duty or liability whatsoever to the Holders, except to the extent resulting from its gross negligence or willful misconduct.

11.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company or any of its Affiliates), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Note Document unless it shall first receive such advice or concurrence of the Required Holders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Required Holders (or such greater number of Holders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Holders.

(b) For purposes of determining compliance with the conditions specified in Section 4.01, the Initial Purchaser shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Initial Purchaser unless the Administrative Agent shall have received notice from the Initial Purchaser prior to the proposed Closing Date specifying its objection thereto.

11.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Holders, unless the Administrative Agent shall have received written notice from a Holder or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Holders of its receipt of any such notice. The

Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Holders in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.

11.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Holder acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Company or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Holder as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Holder represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Holder also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Holders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Holder with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Company or any of its Affiliates which may come into the possession of any Agent-Related Person.

11.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Holders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Holder shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Holders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Holder shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Note Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

11.08 Administrative Agent in its Individual Capacity. Fortress Credit Corp. and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Affiliates as though Fortress Credit Corp. were not the Administrative Agent hereunder and without notice to or consent of the Holders. The Holders acknowledge that, pursuant to such activities, Fortress Credit Corp. or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Notes, Fortress Credit Corp. shall have the same rights and powers under this Agreement as any other Holder and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “Holder” and “Holders” include Fortress Credit Corp. in its individual capacity.

11.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Holders, which resignation shall become effective once the successor Administrative Agent succeeds to the rights, duties and obligations of the Administrative Agent hereunder. If the Administrative Agent resigns or removed under this Agreement, the Required Holders shall appoint from among the Holders a successor administrative agent for the Holders, which successor administrative agent shall be consented to by the Company at all times other than during the existence of a Default or an Event of Default (which consent of the Company shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Holders and the Company, a successor administrative agent from among the Holders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article XI and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

11.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Company, the Administrative Agent (irrespective of whether the face amount of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the face amount and interest owing and unpaid in respect of the Notes, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Holders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders and the Administrative Agent and their respective agents and counsel and all other amounts due the Holders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with Section 9.03;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Administrative Agent.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holder or to authorize the Administrative Agent to vote in respect of the claim of any Holder in any such proceeding.

11.11 Collateral Matters. The Holders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to take any action with respect to the Collateral which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Note Documents;

(b) to release any Lien on any property granted to or held by the Administrative Agent under any Note Document (i) upon termination of the Commitments and payment in full of all Obligations, (ii) that is sold or to be sold as part of or in connection with any Disposition permitted hereunder or under any other Note Document, (iii) in accordance with any provision for the release thereof provided for in this Agreement or the other Note Documents, or (iv) subject to Section 12.01, if approved, authorized or ratified in writing by the Required Holders;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Note Document to the holder of any Lien on such property that is permitted by Section 7.01; and

(d) following any such release or subordination described in the preceding clauses (b) and (c), to deliver to the Company, at its expense, any Collateral so released that is then held by the Administrative Agent hereunder and to execute and deliver to the Company such releases or other documents as the Company shall reasonably request to evidence or effectuate such release or subordination of Liens (including UCC termination statements, termination letters with respect to control agreements in favor of the Administrative Agent relating to the Company’s Deposit Accounts and Securities Accounts, intercreditor agreements and collateral agency agreements).

Upon request by the Administrative Agent at any time, the Required Holders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property pursuant to this Section 11.11.

11.12 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, the Administrative Agent shall, if (a) so requested (or consented to) by the Required Holders and (b) the Holders have provided to the Administrative Agent such additional indemnities and assurances against expenses and liabilities as the Administrative Agent may reasonably request, proceed to enforce the provisions of any Note Documents authorizing the sale or other disposition of all or any part of the Collateral (or any other property which is security for the Obligations) and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral (or such other property). The Required Holders may direct the Administrative Agent in writing as to the method and the extent of any such sale or other disposition to the extent permitted under the terms hereof, the Holders hereby agreeing to indemnify and hold the Administrative Agent harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Administrative Agent need not comply with any such direction to the extent that the Administrative Agent reasonably believes the Administrative Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

ARTICLE XII.

MISCELLANEOUS

12.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Note Document, and no consent to any departure by the Company therefrom, shall be effective unless in writing signed by the Required Holders and the Company and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) without the written consent of the Initial Purchaser;

(b) extend or increase the Commitment of any Purchaser without the written consent of such Purchaser;

(c) postpone any date fixed by Section 2.03(a)(i) or Section 2.05(c) for any payment of the face amount or interest due to the Holders (or any of them) without the written consent of each Holder directly affected thereby;

(d) reduce the principal or face amount of, or the rate of interest specified herein on, any Note, or (subject to clause (ii) of the second proviso to this Section 12.01) any fees or other amounts payable hereunder or under any other Note Document, without the written consent of each Holder directly affected thereby; provided, however, that only the consent of the Required Holders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest at the Default Rate;

(e) change Section 2.09 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Holder;

(f) change any provision of this Section or the definition of “Required Holders” or any other provision hereof specifying the number or percentage of Holders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Holder; or

(g) release all or substantially all of the Collateral securing the Notes without the written consent of each Holder;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Holders required above and the Company, affect the rights or duties of the Administrative Agent under this Agreement or any other Note Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, only in a writing executed by the parties thereto as provided therein.

12.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail and facsimile transmission). All such written notices shall be mailed, e-mailed, faxed or delivered to the applicable address or facsimile number, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Company or the Administrative Agent, to the address, the e-mail address, facsimile number or telephone number specified for such Person on Schedule 12.02 or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any Holder, to the address, the e-mail address, facsimile number or telephone number specified from time to time by such Holder to the Company and the Administrative Agent or to such other address, the e-mail address, facsimile number or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) the actual receipt thereof by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; and (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; provided, however, that notices and other communications to the Administrative Agent pursuant to Article II shall not be effective until actually received by the Administrative Agent. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Note Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on each applicable Note Party, the Administrative Agent and the Holders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by the Administrative Agent and the Holders. The Administrative Agent and the Holders shall be entitled to rely and act upon any notices given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, so long as, in each case, such notice is issued by a Responsible Officer of the Company or by a person reasonably believed in good faith by the Administrative Agent to be a Responsible Officer of the Company. The Company shall indemnify each Agent-Related Person and each Holder from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

12.03 No Waiver; Cumulative Remedies. No failure by any Holder or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege, subject to the terms of applicable Law. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.04 Attorney Costs, Expenses and Taxes. The Company agrees (a) to pay or reimburse the Administrative Agent for all reasonable, out-of-pocket costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement, the Fee Letter and the other Note Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs; provided that the Company’s obligation to reimburse the Administrative Agent for any such costs and expenses incurred in connection with the development, preparation, negotiation, execution of and the closing proceedings under this Agreement (either prior or following the Closing Date) shall be limited to an aggregate amount of $100,000, and (b) to pay or reimburse the Administrative Agent and each Holder for all reasonable, out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement, the Fee Letter or the other Note Documents (including all such reasonable, out-of-pocket costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including obtaining, maintaining, protecting and preserving the Administrative Agent’s and the Holder’s interest in the Collateral or security interest therein, foreclosing, retaking, holding, preparing for sale or lease, selling or otherwise disposing or realizing on the Collateral or in exercising their rights hereunder, under the Fee Letter or as secured party under the UCC, any other applicable Law or any Note Document, in each case including all Attorney Costs. The foregoing costs and expenses shall include all reasonable, out-of-pocket search, filing, recording, audit and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Holder to the extent permitted to be retained by the Administrative Agent and reimbursed by the Company hereunder. All amounts due under this Section 12.04 shall be payable within five Business Days after written demand therefor to the Company, accompanied by a reasonably detailed accounting thereof. The agreements in this Section shall survive the termination of the Commitments and the repayment of all Obligations.

12.05 Indemnification by the Company. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless each Agent-Related Person, each Holder and their respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Note Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) the Commitments, any Note or the use or proposed use of the proceeds therefrom, or (c) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any website or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Note Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 12.05 shall be payable within ten Business Days after written demand therefor to the Company, accompanied by a reasonably detailed calculation thereof. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all the Obligations.

12.06 Payments Set Aside. To the extent that any payment by or on behalf of the Company is made to the Administrative Agent or any Holder, or the Administrative Agent or any Holder exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Holder severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

12.07 Successors and Assigns.

(a) Conditions to Assignment by Holders. Except as provided herein, (i) each Committed Purchaser may assign its Commitment to any Affiliate of such Committed Purchaser and (ii) each Holder may assign all or any portion of its Notes to any Eligible Holder; provided that (A) each of the Administrative Agent and, unless a Default or an Event of Default shall have occurred and be continuing, the Company shall have given its prior written consent to such assignment, which consents will not be unreasonably withheld or delayed; provided that the consent of the Company or the Administrative Agent shall not be required in connection with any assignment by a Holder of all or any portion of its Notes to (x) an existing Holder or (y) an Affiliate of such Holder; and provided, further that if such Holder or Affiliate is (or would, if it were a Holder, be) a Foreign Holder, such Person has complied with the requirements set forth in Section 12.15 (as though it were a Holder) prior to such assignment, (B) each such assignment shall be in a minimum face amount of $1,000,000 (or, if less, the aggregate outstanding face amount of all Notes of such Holder) or such lesser amount consented to by the Administrative Agent, and (C) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption, together with any Notes subject to such assignment. Upon each such recordation, the assigning Holder agrees to pay to the Administrative Agent a registration fee in the sum of $3,500. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (1) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Holder hereunder, and (2) the assigning Holder shall, to the extent provided in such Assignment and Assumption and upon payment to the Administrative Agent of the registration fee referred to in Section 12.07(c), be released from its obligations under this Agreement.

(b) Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Holder makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Note Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(ii) the assigning Holder makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Note Parties or any other Person primarily or secondarily liable in respect of any of the Obligations of any of its obligations under this Agreement or any of the other Note Documents or any other instrument or document furnished pursuant hereto or thereto;

(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 5.05 and Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(iv) such assignee will, independently and without reliance upon the assigning Holder, the Administrative Agent or any other Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Note Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(vi) such assignee agrees that it will perform in accordance with this Agreement and the other Note Documents all of the obligations that by the terms thereof are required to be performed by it as a Holder;

(vii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; and

(viii) such assignee acknowledges that it has complied with the provisions of Section 12.15 to the extent applicable.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Holders, and of the face amounts of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Holders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Holder, at any reasonable time and from time to time upon reasonable prior notice.

(d) New Notes. Upon its receipt of an Assignment and Assumption executed by the parties to such assignment, the Administrative Agent shall (i) record the information contained therein in the Register and (ii) give prompt notice thereof to the Company and the Holders (other than the assigning Holder). Promptly after the effectiveness of any assignment by any Holder of all or any portion of such Holder’s Notes, the Company (at its expense) shall execute and deliver (x) to the assignee Holder, one or more Notes in an aggregate face amount equal to the aggregate face amount of Notes assigned to such assignee Holder and (y) to the assignor Holder, one or more Notes in an aggregate face amount equal to the aggregate face amount, if any, of the Notes delivered by such Assignor Holder to the Administrative Agent that were not assigned to such assignee Holder.

(e) Participations. Anything contained herein to the contrary notwithstanding, any Holder may, from time to time and at any time, sell participations in all or any portion of such Holder’s Notes to any financial institution that invests in loans; provided that the terms of any such participation shall not entitle the participant to direct such Holder as to the manner in which it votes in connection with any amendment, supplement or other modification of this Agreement or any waiver or consent with respect to any departure from the terms hereof, in each case unless and to the extent that the subject matter thereof is one as to which the consent of all Holders is required in order to approve the same.

(f) Miscellaneous Assignment Provisions. Any assigning Holder shall retain its rights to be indemnified pursuant to Section 12.05 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this Section 12.07 to the contrary notwithstanding, any Holder may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this Section 12.07. No such pledge or the enforcement thereof shall release the pledgor Holder from its obligations hereunder or under any of the other Note Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Company or the Administrative Agent hereunder, including any of the provisions of Section 12.08 hereof.

(g) Assignment by the Company. The Company shall not assign or transfer any of its rights or obligations under this Agreement or any of the other Note Documents without the prior written consent of the Administrative Agent and each of the Holders.

12.08 Confidentiality. Each of the Administrative Agent and the Holders agrees (i) to maintain the confidentiality of the Information (as defined below) and (ii) to use such Information exclusively for the purposes of administering and enforcing its rights under the Note Documents (the “Permitted Use”), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, its Permitted Use and instructed to keep such Information confidential and to use it only for Permitted Uses), (b) to the extent requested by any regulatory authority having authority over such Person (including any internal or external self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or prospective assignee of or participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Holder on a nonconfidential basis from a source other than the Company that did not result from the breach of a confidentiality provision with Company.

For purposes of this Section, “Information” means all information received from the Company relating to the Company or the Business, other than any such information that is available to the Administrative Agent or any Holder on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section 12.08 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

12.09 Set-off. In addition to any rights and remedies of the Holders provided by law, upon the occurrence and during the continuance of any Event of Default, each Holder is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Holder to or for the credit or the account of the Company against any and all Obligations owing to such Holder hereunder or under any other Note Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Holder shall have made demand under this Agreement or any other Note Document and although such Obligations may be denominated in a currency different from that of the applicable deposit or indebtedness. Each Holder agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Holder; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

12.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Note Document, the interest paid or agreed to be paid under the Note Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid face amount of the Notes or, if it exceeds such unpaid face amount, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Holder exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12 Integration. This Agreement, together with the other Note Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Note Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Holders in any other Note Document shall not be deemed a conflict with this Agreement. Each Note Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

12.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Note Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Holder, regardless of any investigation made by the Administrative Agent or any Holder or on their behalf and notwithstanding that the Administrative Agent or any Holder may have had notice or knowledge of any Default or Event of Default at the time any Note is purchased hereunder, and shall continue in full force and effect as long as any Note or any other Obligation hereunder shall remain unpaid or unsatisfied.

12.14 Severability. If any provision of this Agreement or the other Note Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Note Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.15 Tax Forms.

(a) (i) Each Holder that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Holder”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Holder and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Holder by the Company pursuant to this Agreement) or, in the case of a Foreign Holder claiming exemption from U.S. withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8BEN or any successor thereto (and, if such Foreign Holder delivers a Form W-8, a certificate representing that such Foreign Holder is not a bank for purposes of section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Code)) claiming complete exemption from U.S. withholding tax. Thereafter and from time to time, each such Foreign Holder shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Holder by the Company pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Holder, and as may be reasonably necessary to avoid any requirement of applicable Laws that the Company make any deduction or withholding for taxes from amounts payable to such Foreign Holder.

(ii) Each Foreign Holder, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Holder under any of the Note Documents (for example, in the case of a typical participation by such Holder), shall deliver to the Administrative Agent on the date when such Foreign Holder ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Holder as set forth above, to establish the portion of any such sums paid or payable with respect to which such Holder acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Holder chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Holder is not acting for its own account with respect to a portion of any such sums payable to such Holder.

(iii) The Company shall not be required to pay any additional amount to any Foreign Holder under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Holder transmits with an IRS Form W-8IMY pursuant to this Section 12.15(a) or (B) if such Holder shall have failed to satisfy the foregoing provisions of this Section 12.15(a); provided that if such Holder shall have satisfied the requirement of this Section 12.15(a) on the date such Holder became a Holder or ceased to act for its own account with respect to any payment under any of the Note Documents, nothing in this Section 12.15(a) shall relieve the Company of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Holder is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Holder or other Person for the account of which such Holder receives any sums payable under any of the Note Documents is not subject to withholding.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Note Documents with respect to which the Company is not required to pay additional amounts under this Section 12.15(a).

(b) Upon the request of the Administrative Agent, each Holder that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Holder fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Holder an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Holder, such Holder shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Holders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

12.16 Governing Law; Consent to Jurisdiction.

(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH HOLDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) THE PARTIES HERETO HEREBY CONSENT, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS OF THE STATE OF NEW YORK AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING UNDER THIS AGREEMENT, THE OTHER NOTE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE OTHER THAN PURSUIT OF A JUDGMENT ON A NOTE WHERE SUIT IS ALSO BROUGHT IN THE STATE WHERE ANY COLLATERAL IS LOCATED TO TAKE JURISDICTION OF SUCH COLLATERAL. THE COMPANY FURTHER CONSENTS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, TO THE NONEXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS OF EACH STATE WHERE ANY COLLATERAL IS LOCATED IN RESPECT OF ANY PROCEEDING RELATING TO ANY MATTER, CLAIM OR DISPUTE ARISING WITH RESPECT TO SUCH COLLATERAL INCLUDING BUT NOT LIMITED TO FORECLOSURES, AND THE COMPANY AGREES THAT ADMINISTRATIVE AGENT AND HOLDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR

ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE ADMINISTRATIVE AGENT OR HOLDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS OR TO OTHERWISE ENFORCE ITS RIGHTS AGAINST THE COMPANY’S PROPERTY. THE COMPANY FURTHER IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS TO THE SERVICE OF PROCESS, GENERALLY, UNCONDITIONALLY AND IRREVOCABLY, AT THE ADDRESSES SET FORTH HEREIN IN CONNECTION WITH ANY OF THE AFORESAID PROCEEDINGS IN ACCORDANCE WITH THE RULES APPLICABLE TO SUCH PROCEEDINGS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW HAVE OR HAVE IN THE FUTURE TO THE LAYING OF VENUE IN RESPECT OF ANY OF THE AFORESAID PROCEEDINGS BROUGHT IN THE COURTS REFERRED TO ABOVE AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT AND THE HOLDERS TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY JURISDICTION. To the extent that the Company has or may hereafter acquire any immunity from the jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to the Company or the Company’s property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Agreement.

12.17 Waiver of Right to Trial by Jury and Other Rights. TO THE MAXIMUM EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT TO TRIAL BY JURY AND ANY RIGHT OR CLAIM TO ANY CONSEQUENTIAL DAMAGES, EXEMPLARY DAMAGES, EXPECTANCY DAMAGES, SPECIAL DAMAGES AND GENERAL DAMAGES IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF ANY PARTY OR ANY EXERCISE BY ANY PARTY OF ITS RESPECTIVE RIGHTS HEREUNDER OR IN ANY WAY RELATING TO ANY NOTE OR ANY PROPERTY (INCLUDING ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER.

12.18 Time of the Essence. For all payments to be made and all obligations to be performed under the Note Documents, time is of the essence.

12.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT BETWEEN THE

COMPANY, THE ADMINISTRATIVE AGENT AND THE HOLDERS AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS BETWEEN ANY PARTIES HERETO. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THERE ARE NO ORAL AGREEMENTS BETWEEN THE COMPANY AND ANY OTHER PARTY HERETO. EACH OF THE PARTIES HERETO UNDERSTANDS AND AGREES THAT ORAL AGREEMENTS AND ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE. THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS REPRESENT THE ENTIRE UNDERSTANDING OF THE ADMINISTRATIVE AGENT, THE HOLDERS AND THE COMPANY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

12.20 Additional Purchasers. With the consent of the Company, the Administrative Agent and the Initial Purchaser (such consents of the Administrative Agent and the Initial Purchaser not to be unreasonably withheld), any Eligible Holder may become a party to this Agreement as an Additional Purchaser by executing a counterpart of this Agreement in the form provided following the signature pages hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

NEWSTAR FINANCIAL, INC.

By:	John Kirby Bray
Title:	Chief Financial Officer

FORTRESS CREDIT CORP., as Administrative Agent and Initial Purchaser

By:
Title:

[SIGNATURE PAGE TO NOTE AGREEMENT]

ADDITIONAL PURCHASER COUNTERPART SIGNATURE PAGE

Reference is hereby made to the Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among NewStar Financial, Inc., a Delaware Corporation (the “Company”), Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

Pursuant to Section 12.20 of the Note Agreement, by its execution and delivery of this counterpart signature page, the undersigned                      (the “New Purchaser”) hereby confirms that it has received and reviewed a copy of the Note Agreement and hereby becomes an Additional Purchaser under the Note Agreement and for all purposes under the Note Documents.

The New Purchaser hereby agrees to be bound by the provisions of the Note Agreement and the other Note Documents and to perform in accordance with the terms thereof all of the obligations that by the terms of the Note Agreement and such other Note Documents are required to be performed by it.

The New Purchaser represents to the Administrative Agent and the Company that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Affiliates, and all applicable bank or other regulatory Laws relating to the transactions contemplated by the Note Agreement, and made its own decision to enter into the Note Agreement and to extend credit to the Company thereunder. The New Purchaser also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under the Note Agreement and the other Note Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.

(Insert Name of Additional Purchaser), as an Additional Purchaser

By:
Title:
Date:

2

Consented to and agreed as of the date written below:

NEWSTAR FINANCIAL, INC.

/s/ John Kirby Bray
By: John Kirby Bray
Title: Chief Financial Officer

Consented to and agreed as of the date written below:

FORTRESS CREDIT CORP., as Administrative Agent and Initial Purchaser

/s/ Constentine M. Dakolias
By: Constentine M. Dakolias
Title: Chief Credit Officer

3

Exhibit A

FORM OF NOTE

A-1

Exhibit B

FORM OF NOTICE OF SALE

To:	Fortress Credit Corp., as Administrative Agent

1251 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention: Dean Dakolias

Telecopy:    (212) 202-3685

Telephone:  (212) 798-6100

and

To:	[Insert Name of Committed Purchaser]

[Address]

[Address]

Attention:

Telecopy:

Telephone:

Reference is hereby made to the Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among NewStar Financial, Inc., a Delaware Corporation (the “Company”), Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

The Company hereby gives notice to the above referenced Committed Purchaser and the Administrative Agent pursuant to Section 2.01(a) of the Note Agreement of the Company’s desire to sell Notes to the above referenced Committed Purchaser as follows:

Notes Purchase Date	Aggregate Face Amount of Notes	Aggregate Purchase Price
__ , 200	$	$

The Company hereby requests that the proceeds of Notes to be sold pursuant to this Notice of Sale be made available to it as follows:

[insert transmittal instructions].

The Company hereby certifies that all conditions contained in Section 4.02 of the Note Agreement have been met or satisfied.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

DATE:                     ,     , 200

Exhibit C

FORM OF OFFERING NOTICE

To:	Fortress Credit Corp.,

  as [Initial Purchaser and] Administrative Agent

1251 Avenue of the Americas, 16th Floor

New York, NY 10020

Attention: Dean Dakolias

Telecopy:    (212) 202-3685

Telephone:  (212) 798-6100

To:	[Insert Name of Additional Purchaser]

[Address]

[Address]

Attention:

Telecopy:

Telephone:

Reference is hereby made to the Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among NewStar Financial, Inc., a Delaware Corporation (the “Company”), Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

INSERT IF REQUESTING A PURCHASE OF OFFERED NOTES:

The Company hereby gives notice to the [Initial Purchaser][the above referenced Additional Purchaser] and the Administrative Agent under Section 2.01(b) of the Note Agreement of the Company’s offer to sell Offered Notes to such Purchaser as follows:

Offered Notes Purchase Date	Aggregate Face Amount of Offered Notes	Aggregate Purchase Price
, 200	$	$

The Company hereby requests that the proceeds of Offered Notes to be sold pursuant to this Offering Notice be made available to it as follows:

[insert transmittal instructions].

INSERT IF REQUESTING A COMMITMENT TO PURCHASE OFFERED NOTES IN MULTIPLE PURCHASES:

The Company hereby gives notice to the [Initial Purchaser][the above referenced Additional Purchaser] and the Administrative Agent under Section 2.01(b) of the Note Agreement of the Company’s request that the above referenced Purchaser commit to purchase Offered Notes in an aggregate face amount of up to the amount specified below in one or more purchases in accordance with the terms of the Note Agreement:

Aggregate Face Amount of Offered Notes	Aggregate Purchase Price
$	$

INSERT IN ALL OFFERING NOTICES:

[The terms and conditions of the Offered Notes are the same as those of the Notes issued to the Initial Purchaser on the Closing Date.]

[The terms and conditions of the Offered Notes are the same as those of the Notes issued to the Initial Purchaser on the Closing Date, except for the following economic differences: [insert as applicable]

(a) the purchase price (as a percentage of the par value of the Offered Notes) of the Offered Notes shall equal:                     .

(b) the Offered Notes shall amortize as follows: [describe amortization schedule].

(c) the Applicable Margin applicable to the Offered Notes and any other terms affecting the rate of interest payable on the Offered Notes (including coupon and benchmark) shall be as follows:                                         .

(d) the Maturity Date of the Offered Notes shall be:                     .

(e) the Call Premium Percentage applicable to the Offered Notes shall be:                     .]

You have a right to purchase (or commit to purchase) the Offered Notes in accordance with the Note Agreement. In order to exercise this right, you must notify the Company and the Administrative Agent of your intention to do so in accordance with Section 2.01(b) of the Note Agreement.

PLEASE NOTE THAT IF YOU DO NOT RETURN THE NOTICE OF ELECTION ATTACHED TO THIS OFFERING NOTICE WITHIN 5 DAYS OF RECEIPT, YOU WILL BE DEEMED TO WAIVE YOUR RIGHT OF FIRST OFFER WITH RESPECT TO THE OFFERED NOTES AS DESCRIBED IN THIS OFFERING NOTICE.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

DATE:                     ,     , 200

NOTICE OF ELECTION – INITIAL PURCHASER

[The Initial Purchaser hereby elects to exercise its right to purchase (or commit to purchase) all of the Offered Notes offered by the Offering Notice delivered to the Initial Purchaser by NewStar Financial, Inc., dated                     ,     , 200  . in accordance with its terms.]

[The Initial Purchaser hereby WAIVES its right to purchase (or commit to purchase) all of the Offered Notes offered in the Offering Notice delivered to the Initial Purchaser by NewStar Financial, Inc., dated                     ,     , 200  .]

FORTRESS CREDIT CORP., as Initial Purchaser

Name:
Title:

Date:                     ,     , 200

Exhibit C

NOTICE OF ELECTION – ADDITIONAL PURCHASER

[The Additional Purchaser hereby elects to exercise its right to purchase (or commit to purchase) all or a portion of the Offered Notes offered by the Offering Notice delivered to the Initial Purchaser by NewStar Financial, Inc., dated                     ,     , 200  . in accordance with its terms as follow:

[Insert purchase or commitment amount]]

[The Additional Purchaser hereby DECLINES to purchase (or commit to purchase) all or any part of the Offered Notes offered in the Offering Notice delivered to the Additional Purchaser by NewStar Financial, Inc., dated                     ,     , 200  .]

[NAME OF ADDITIONAL PURCHASER], as Additional Purchaser

Name:
Title:

Date:                     ,     , 200

Exhibit D

FORM OF NOTICE OF EXTENSION

To:	Fortress Credit Corp.,
as Administrative Agent

1251 Avenue of the Americas, 16th Floor
New York, NY 10020
Attention: Dean Dakolias
Telecopy: (212) 202-3685
Telephone: (212) 798-6100

Reference is hereby made to the Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among NewStar Financial, Inc., a Delaware Corporation (the “Company”), Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

The Company hereby gives notice to the Administrative Agent under Section 2.04(b) of the Note Agreement of the Company’s exercise of its option thereunder to extend the Maturity Date under the Note Agreement on the Optional Extension Date occurring on the              anniversary of the Closing date until the              anniversary of the Closing Date.

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

DATE:                     ,     , 200

Exhibit E

FORM OF SUBSIDIARY GUARANTY

Exhibit F

FORM OF ASSIGNMENT AND ASSUMPTION

[FORTRESS TO PROVIDE FORM]

Exhibit G

FORM OF FINANCING STATEMENT

[see attached]

Exhibit H

FILING OFFICES

Secretary of State of the State of Delaware

Exhibit I

FORM OF COMPLIANCE CERTIFICATE

NEWSTAR FINANCIAL, INC.

Date:                     , 200

This certificate is given by NewStar Financial, Inc., a Delaware corporation (the “Company”), pursuant to [Section 6.02(a)][4.02(f)] of that certain Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among the Company, Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

The officer executing this certificate is a Responsible Officer of the Company and as such is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate, such Responsible Officer hereby certifies, on behalf and in the name of the Company and without assuming any personal liability, to the Administrative Agents that:

(a) As of the date hereof, I have obtained no knowledge of any Default or Event of Default; and

[(b) Attached hereto as Schedule I is a correct calculation of Collateral Coverage Ratio, Total Leverage Ratio and Total Senior Secured Debt, each as of the date hereof.]1

[(b) Attached hereto as Schedule I is a correct calculation of Collateral Coverage Ratio, Total Equity Capital to Total Outstandings Ratio and Total Senior Secured Debt, each as of the date hereof, and of Total Leverage Ratio, as of the date hereof calculated based on the Total Debt and the Eligible Collateral Value as determined on the basis of the information set forth in the Company’s financial statements most recently delivered to the Administrative Agent, after giving pro forma effect to the purchase of Notes on the applicable Purchase Date.]2

[Remainder of page intentionally left blank]

[1]	Insert if delivering pursuant to Section 6.02(a) (other than on a Purchase Date).
[2]	Insert if delivering pursuant to Section 4.02(f) or Section 6.02(a) (on a Purchase Date).

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by one of its Responsible Officers this      day of                     , 200  .

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

[COMPLIANCE CERTIFICATE SIGNATURE PAGE]

Schedule I

Part I: For Use in Connection with Compliance Certificate Delivered pursuant to Section 4.02(f) or Section 6.02(a)(To be delivered in connection with the Purchase and Sale of Notes on the Purchase Date)*

Date		, 20

I. Purchase and Sale of Notes

Beginning Total Outstandings of the Notes	$

Amount Purchased and Sold on , 20	$

Ending Total Outstandings of the Notes, after giving effect to this Purchase and Sale (A)	$

Commitment of Initial Purchaser to Purchase the Notes	$

Undrawn Balance	$

II. Collateral Coverage Ratio

Numerator: Eligible Collateral Value (B)

(i) The aggregate book value of Capital Stock owned by the Company in any of its Investment Vehicles or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities	$

(ii) The aggregate book value of Capital Stock owned by the Company in any Person (other than a Subsidiary) engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities	$

(iii) The aggregate amount of Cash and Cash Equivalents at the Holding Company	$

(iv) The aggregate book value of the Company’s rights under any interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company	$

(v) On or prior to the date that is 30 days from the Closing Date, (X) the aggregate book value of any interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company minus (Y) the aggregate book value of any Indebtedness encumbering any such interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company	$

Eligible Collateral Value (B)	$

Total Outstandings (A)	$

Collateral Coverage Ratio (B divided by A)		to1

Minimum Required Ratio		to1

Compliance		Yes No

*	Financial information provided herein is as of , 20 and gives pro forma effect to the purchase and sale of Notes on the Purchase Date.

III. Total Leverage Ratio

Total Debt (C)

Indebtedness:

(i) Debt for borrowed money (after giving pro forma effect to the purchase of Notes on the Purchase Date)	$

(ii) Notes payable	$

(iii) Deferred purchase price of property or services which (a) is due more than 6 months from date of Incurrence or (b) evidenced by note or similar instrument	$

(iv) Capital Lease obligations and present value of future rental payments under synthetic leases	$

(v) Obligations under traditional repurchase agreement financings	$

(vi) Guaranty Obligations	$

Total Debt Before Adjustments	$

less

(i) Excluded Securitization Debt	$

(ii) Indebtedness arising from any intercompany loans	$

Total Debt (C)	$

Eligible Collateral Value (B)	$

Total Leverage Ratio (C divided by B)		to 1

If Total Leverage Ratio is in excess of 6.0 to 1.0, was senior secured debt incurred by the Company since end of prior fiscal quarter		Yes No

If Yes, Applicable Margin = 7.00%

If No, Applicable Margin = 8.00%

[Remainder of Page Intentionally Left Blank]

IV. Total Equity Capital to Total Outstandings Ratio

Total Equity Capital (D)

(i) All paid-in-capital of the Company in respect of its Capital Stock	$

plus

(ii) All retained earnings (losses) of the Company and its subsidiaries	$

Total Equity Capital (D)	$

Total Outstandings (A)	$

Total Equity Capital to Total Outstandings Ratio (D divided by A)		to 1

Minimum required ratio		to 1

Compliance		Yes No

V. Total Senior Secured Debt

Indebtedness:

(i) Indebtedness (including the Notes) secured by Liens on any assets of the Company	$

(ii) Indebtedness (excluding the Notes) that is not contractually subordinated in right of payment to the Notes	$

less (to the extent included above):

(i) Traditional repurchase agreement financings	$

(ii) Indebtedness secured solely by Liens on the Company’s rights under a subscription agreement or other similar instrument and the Proceeds thereof	$

Total Senior Secured Debt	$

Maximum Permitted Senior Secured Debt		$100,000,000

Compliance		Yes No

Part II: For Use in Connection with Compliance Certificate Delivered pursuant to Section 6.02(a) (To be delivered: (a) promptly following the Incurrence of any Senior Secured Debt that causes the Total Leverage Ratio exceeds 6.0 to 1.0; (b) within 15 Business Days after the end of each of the first 4 months following the Closing Date and (c) within 10 Business Days after the end of each calendar month thereafter)*

Date		, 20

I. Total Outstandings of Notes (A)	$

II. Collateral Coverage Ratio

Numerator: Eligible Collateral Value (B)

(i) The aggregate book value of Capital Stock owned by the Company in any of its Investment Vehicles or any other Subsidiary that has engaged or is engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities	$

(ii) The aggregate book value of Capital Stock owned by the Company in any Person (other than a Subsidiary) engaged in issuing CDOs or CLOs or in providing “warehouse” lending or borrowing facilities	$

(iii) The aggregate amount of Cash and Cash Equivalents at the Holding Company	$

(iv) The aggregate book value of the Company’s rights under any interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company	$

(v) On or prior to the date that is 30 days from the Closing Date, (X) the aggregate book value of any interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company minus (Y) the aggregate book value of any Indebtedness encumbering any such interest bearing loans, securities or advances made or purchased by the Company or otherwise invested in by the Company	$

Eligible Collateral Value (B)	$

Total Outstandings (A)	$

Collateral Coverage Ratio (B divided by A)		to 1

Minimum Required Ratio		to 1

Compliance		Yes No

[Remainder of Page Intentionally Left Blank]

*	Financial information provided herein is as of , 20 and gives pro forma effect to the purchase and sale of Notes on the Purchase Date, if any.

III. Total Leverage Ratio

Total Debt (C)

Indebtedness:

(i) Debt for borrowed money	$

(ii) Notes payable	$

(iii) Deferred purchase price of property or services which (a) is due more than 6 months from date of Incurrence or (b) evidenced by note or similar instrument	$

(iv) Capital Lease obligations and present value of future rental payments under synthetic leases	$

(v) Obligations under traditional repurchase agreement financings	$

(vi) Guaranty Obligations	$

Total Debt Before Adjustments	$

less

(i) Excluded Securitization Debt	$

(ii) Indebtedness arising from any intercompany loans	$

Total Debt (C)	$

Eligible Collateral Value (B)	$

Total Leverage Ratio (C divided by B)		______ to 1

If Total Leverage Ratio is in excess of 6.0 to 1.0, was senior secured debt incurred by the Company since end of prior fiscal quarter		Yes No

If Yes, Applicable Margin = 7.00%

If No, Applicable Margin = 8.00%

[Remainder of Page Intentionally Left Blank]

IV. Total Senior Secured Debt

Indebtedness:

(i) Indebtedness (including the Notes) secured by Liens on any assets of the Company	$

(ii) Indebtedness (excluding the Notes) that is not contractually subordinated in right of payment to the Notes	$

less (to the extent included above):

(i) Traditional repurchase agreement financings	$

(ii) Indebtedness secured solely by Liens on the Company’s rights under a subscription agreement or other similar instrument and the Proceeds thereof	$

Total Senior Secured Debt	$

Maximum Permitted Senior Secured Debt		$100,000,000

Compliance		Yes No

Exhibit J

FORM OF RESTRICTED PAYMENTS OFFICER’S CERTIFICATE

NEWSTAR FINANCIAL, INC.

Date:                     , 200

This certificate is given by NewStar Financial, Inc., a Delaware corporation (the “Company”), pursuant to Section 7.05 of that certain Note Agreement, dated as of March 11, 2005 (as amended, supplemented or otherwise modified from time to time, the “Note Agreement”), among the Company, Fortress Credit Corp., as Initial Purchaser and Administrative Agent, and the other Purchasers party thereto. Capitalized terms used herein, but not defined herein, have the meanings given to such terms in the Note Agreement.

The officer executing this certificate is a Responsible Officer of the Company and as such is duly authorized to execute and deliver this certificate on behalf of the Company. By executing this certificate, such Responsible Officer hereby certifies, on behalf and in the name of the Company and without assuming any personal liability, to the Administrative Agents that:

(a) The date of the proposed Restricted Payment (the “Current Restricted Payment”) is                     , 20     (the “Restricted Payment Date”) and the amount of the Current Restricted Payment is $                     (the “Restricted Payment Amount”);

(b) As of the Restricted Payment Date, no Default or Event of Default shall have occurred and be continuing or be caused thereby;

(c) The aggregate amount of all other Restricted Payments made on or after the Closing Date and prior to the making of the Current Restricted Payment is $                     (the “Aggregate Existing RP Amount”);

(d) The cumulative Consolidated Net Income of the Company for the period from the Closing Date to the Restricted Payment Date is equal to $                     (such amount, the “Cumulative CNI Amount”);

(e) The aggregate net cash proceeds received by the Company after the Closing Date from the issuance of any Capital Stock (other than Disqualified Capital Stock) of the Company or from the issuance of any Indebtedness or other securities of the Company that (A) at the time of issuance thereof, were convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of the Company and (B) have been so converted, exercised or exchanged prior to the date such Restricted Payment is made, is equal to $                     (the “Additional Proceeds Amount”);

(f) The Restricted Payment Amount, when added to the Aggregate Existing RP Amount, does not exceed the sum of (i) 50% of the Cumulative CNI Amount plus (ii) the Additional Proceeds Amount; and

(g) Prior to and after giving effect to such Restricted Payment, on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under Section 7.01(a)(i) (without regard to the requirement set forth in clause (B) of the proviso contained therein).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this certificate to be executed by one of its Responsible Officers this      day of                     , 200  .

NEWSTAR FINANCIAL, INC.

By:
Name:
Title:

[RESTRICTED PAYMENTS OFFICER’S CERTIFICATE SIGNATURE PAGE]